WABASH NATIONAL CORPORATION
1000 Sagamore Parkway South
Lafayette, Indiana 47905

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 13, 2010

To the Stockholders of Wabash National Corporation:

The 2010 Annual Meeting of Stockholders of Wabash National Corporation will be held at University Plaza Hotel, located at 3001 Northwestern Avenue, West Lafayette, Indiana, 47906, on Thursday, May 13, 2010, at 10:00 a.m. local time for the following purposes:

1.	To elect ten members of the Board of Directors;

2.	To approve an amendment of Wabash National Corporation’s certificate of incorporation to increase the number of shares of common stock authorized for issuance.

3.	To ratify the appointment of Ernst & Young LLP as Wabash National Corporation’s independent registered public accounting firm for the year ending December 31, 2010; and

4.
To consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is currently not aware of any other business to come before the Annual Meeting.

Each outstanding share of Wabash National Corporation Common Stock (NYSE:WNC) entitles the holder of record at the close of business on March 31, 2010, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Shares of our Common Stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy. Management cordially invites you to attend the Annual Meeting.

IF YOU PLAN TO ATTEND

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Registration and seating will begin at 9:00 a.m. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors

-s- Erin J. Roth
ERIN J. ROTH
Vice President, General Counsel and
Corporate Secretary

April 14, 2010

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, WE URGE YOU TO VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. PROMPTLY VOTING YOUR SHARES BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD, OR BY VOTING VIA THE INTERNET OR BY TELEPHONE, WILL SAVE US THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. AN ADDRESSED ENVELOPE FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IS ENCLOSED. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION. YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.

WABASH NATIONAL CORPORATION
1000 Sagamore Parkway South
Lafayette, Indiana 47905

PROXY STATEMENT
Annual Meeting of Stockholders on May 13, 2010

This Proxy Statement is furnished on or about April 14, 2010 to stockholders of Wabash National Corporation (hereinafter, “we” “us” “Company” and “Wabash”), 1000 Sagamore Parkway South, Lafayette, Indiana 47905, in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held at University Plaza Hotel, located at 3001 Northwestern Avenue, West Lafayette, Indiana, 47906, on Thursday, May 13, 2010 at 10:00 a.m. local time, (the “Annual Meeting”) and at any adjournments or postponements of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 13, 2010.

Our Annual Report and this Proxy Statement are available at http://bnymellon.mobular.net/bnymellon/wnc.

ABOUT THE MEETING

What is The Purpose of the Annual Meeting?

At the Annual Meeting, our management will report on our performance during 2009 and respond to questions from our stockholders.  In addition, stockholders will act upon the matters outlined in the accompanying Notice of Annual Meeting of Stockholders, which include the following four proposals:

Proposal 1.  To elect ten members of the Board of Directors, each of whom will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal.

Proposal 2. To approve an amendment of Wabash National Corporation’s certificate of incorporation to increase the number of shares of common stock authorized for issuance.

Proposal 3. To ratify the appointment of Ernst & Young LLP as Wabash National Corporation’s independent registered public accounting firm for the year ending December 31, 2010.

Who is Entitled to Vote?

Only stockholders of record at the close of business on March 31, 2010 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the shares of Common Stock that they held on the Record Date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. Each share entitles its holder to cast one vote on each matter to be voted upon.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 1000 Sagamore Parkway South, Lafayette, Indiana 47905, from May 4, 2010 to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Who can Attend the Annual Meeting?

All stockholders as of the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting. Alternatively, to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

What Constitutes a Quorum?

The presence at the Annual Meeting, in person or by valid proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. As of the Record Date, 31,110,501 shares of Common Stock, held by 911 stockholders of record, were outstanding and entitled to vote at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting.

How do I Vote?

You can vote on matters to come before the Annual Meeting in the following four ways:

•	Visit the Web site noted on your proxy card to vote via the internet;
•	Use the telephone number on your proxy card to vote by telephone;
•
Vote by mail by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you do so, you will authorize the individuals named on the proxy card, referred to as the proxies, to vote your shares according to your instructions. If you provide no instructions, the proxies will vote your shares according to the recommendation of the Board of Directors or, if no recommendation is given, in their own discretion; or,

•	Attend the Annual Meeting and cast your vote in person.

What if I Vote and Then Change my Mind?

You may revoke your proxy at any time before it is exercised by:

•	Providing written notice of revocation to the Corporate Secretary, Wabash National Corporation, P.O. Box 6129, Lafayette, Indiana 47903;
•	Submitting another duly executed proxy bearing a later date; or
•	Attending the Annual Meeting and casting your vote in person.

Your last vote will be the vote that is counted.

What are the Board’s Recommendations?

The Board recommends that you vote FOR election of the nominated slate of directors (see page 4), FOR the amendment to Wabash National Corporation’s charter to increase the number of shares of common stock authorized for issuance  (see page 35), and FOR ratification of the appointment of our auditors (see page 36). Unless you give other instructions, the persons named as proxy holders on the proxy card will vote in accordance with the Board’s recommendation. With respect to any other matter that properly comes before the meeting, the proxy holders will vote in their own discretion.

What Vote is Required?

Our Bylaws provide that for the election of directors in uncontested elections, such as the one at the Annual Meeting, a nominee must receive a majority of the votes cast; accordingly, to be elected there must be more votes cast “FOR” a nominee than there are votes cast “AGAINST” such nominee.

The approval of an increase in the number of shares authorized for issuance under the Wabash National Corporation charter requires the affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting.

Additionally, the ratification of the appointment of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the year ending December 31, 2010 requires the affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting.

Abstentions will have no effect on the election of the directors, but will have the same effect as a vote against the ratification of the appointment of E&Y and the approval of an increase in the number of shares authorized for issuance under the Wabash National Corporation charter.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may elect to exercise voting discretion with respect to the appointment of our auditors and the approval of an increase in the number of shares authorized for issuance under the Wabash National Corporation charter.  Under New York Stock Exchange Rules, these proposals are considered “discretionary” items.  This means that brokerage firms may vote in their discretion for these items on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Meeting.  If you do not give your broker or nominee specific instructions, your broker or nominee may elect not to exercise its discretion on the ratification of our auditors, in which case your shares will not be voted on this matter.

Unlike in past years and as a result of changes in the New York Stock Exchange Rules for 2010, if you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not elect to exercise voting discretion with respect to the election of directors.

Shares for which the broker does not exercise its discretion or for which it has no discretion and for which it has received no instructions, so-called broker “non-votes,” will not be counted in determining the number of shares necessary for approval of such matters; however, those shares will be counted in determining whether there is a quorum.

Who will Bear the Costs of this Proxy Solicitation?

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, telephone or via the Internet through our officers, directors and other management employees, who will receive no additional compensation for their services.  In addition, we have also retained The Altman Group, Inc. to assist with proxy solicitation.  For their services, we will pay a fee of $3,500 plus out-of-pocket expenses.

PROPOSAL 1

Election of Directors

Our Bylaws provide that our Board of Directors, or the Board, shall be comprised of not less than three nor more than twelve directors, with the exact number to be fixed by resolution of the Board. The Board has fixed the authorized number of directors at ten directors effective upon the election of directors at the Annual Meeting.

At the Annual Meeting, ten directors are to be elected, each of whom shall serve for a term of one year or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Proxies representing shares held on the Record Date that are returned duly executed will be voted, unless otherwise specified, in favor of the ten nominees for the Board named below. In accordance with our Bylaws, each nominee, as a condition to nomination, has submitted to the Nominating and Corporate Governance Committee an irrevocable resignation from the Board that is effective only in the event a nominee does not receive the required vote of our stockholders to be elected to the Board and the Board accepts the nominee’s resignation. Each of the nominees has consented to be named in this Proxy Statement and to serve on the Board if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election in his or her stead, such other person as the Nominating and Corporate Governance Committee may recommend to the Board.

Corporate Governance Matters

Our Board has adopted Corporate Governance Guidelines (the “Guidelines”).  Our Board has also adopted a Code of Business Conduct and Ethics, and a Code of Business Conduct and Ethics for the Chief Executive Officer and senior financial officers. The Guidelines set forth a framework within which the Board oversees and directs the affairs of Wabash National. The Guidelines cover, among other things, the composition and functions of the Board, director independence, director stock ownership, management succession and review, Board committees, the selection of new directors, and director responsibilities and duties.

The Code of Business Conduct and Ethics, and the Code of Business Conduct and Ethics for the Chief Executive Officer and senior financial officers cover, among other things, compliance with laws, rules and regulations (including insider trading), conflicts of interest, corporate opportunities, confidentiality, protection and use of company assets, and the reporting process for any illegal or unethical conduct. The Code of Business Conduct and Ethics applies to all of our directors, officers, and employees, including our Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics for the Chief Executive Officer and senior financial officers includes provisions that are specifically applicable to our Chief Executive Officer, Chief Financial Officer and senior financial officers.

Any waiver of the Code of Business Conduct and Ethics, and the Code of Business Conduct and Ethics for the Chief Executive Officer and senior financial officers for a director or executive officer, including our Chief Executive Officer and Chief Financial Officer, may only be made by our Board or a Board committee consisting solely of disinterested and independent directors and will be promptly disclosed and posted on our website as required by law or the listing standards of the New York Stock Exchange.

The Guidelines, the Code of Business Conduct and Ethics, and the Code of Business Conduct and Ethics for the Chief Executive Officer and senior financial officers are available on the Company Info/Investors page of our website at www.wabashnational.com and are available in print without charge by writing to: Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903.

Related Persons Transactions

Related Persons Transactions Policy.  Our Board has adopted a Related Persons Transactions Policy. The Related Persons Transactions Policy sets forth our policy and procedures for review, approval and monitoring of transactions in which the Company and “related persons” are participants. Related persons include directors, nominees for director, officers, stockholders owning five percent or greater of our outstanding stock, and any immediate family members of the aforementioned. The Related Persons Transactions Policy is administered by a committee designated by the Board, which is currently the Audit Committee.

The Related Persons Transactions Policy covers any related person transaction that meets the minimum threshold for disclosure in our annual meeting proxy statement under the relevant Securities and Exchange Commission (the “SEC”) rules, which currently covers transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest. Related person transactions must be approved, ratified, rejected or referred to the Board by the Audit Committee. The policy provides that as a general rule all related person transactions should be on terms reasonably comparable to those that could be obtained by the Company in arm’s length dealings with an unrelated third party. However, the policy takes into account that in certain cases it may be impractical or unnecessary to make such a comparison. In such cases, the transaction may be approved in accordance with the provisions of the Delaware General Corporation Law.

The Related Persons Transaction Policy provides that management, or the affected director or officer will bring any relevant transaction to the attention of the Audit Committee. If a director is involved in the transaction, he or she will be recused from all discussions and decisions with regard to the transaction, to the extent practicable. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable. All related person transactions will be disclosed to the full Board, and will be included in the Company’s proxy statement and other appropriate filings as required by the rules and regulations of the SEC and the New York Stock Exchange.

On January 1, 2007, we entered into an executive director agreement with William P. Greubel in connection with his retirement as our Chief Executive Officer. Mr. Greubel was a member of our Board until his resignation on February 12, 2009.  The executive director agreement provided for Mr. Greubel to remain as our employee in order to provide additional services to us, including representing the Company at important events, strategic planning, and assisting with current and new account development. The agreement superseded his previous employment agreement and extended through January 1, 2009. See “Director Compensation” below for a further discussion of the benefits to Mr. Greubel under the executive director agreement.  Mr. Greubel resigned from our Board of Directors on February 12, 2009.

On July 17, 2009, we entered into a Securities Purchase Agreement with Trailer Investments, LLC (“Trailer Investments”), an entity formed for this purpose by Lincolnshire Equity Fund III, L.P., a private equity investment fund managed by Lincolnshire Management, Inc. (“Lincolnshire”).  Pursuant to the Securities Purchase Agreement, we, among other things, issued to Trailer Investments for an aggregate purchase price of $35,000,000 (i) 20,000 shares of our Series E redeemable preferred stock (the “Series E Preferred”), 5,000 shares of our Series F redeemable preferred stock (the “Series F Preferred”), and 10,000 shares of our Series G redeemable preferred stock (the “Series G Preferred”, and together with the Series E Preferred and the Series F Preferred, the “Preferred Stock”), the terms of which are provided in the certificates of designations, preferences and rights for each series of Preferred Stock (the “Certificates of Designation”), and (ii) a warrant (the “Warrant”) exercisable at $0.01 per share for a number of newly issued shares of common stock representing, at the time of the issuance of the Warrant, 44.21% of the issued and outstanding common stock of the Company after giving effect to the issuance of the shares underlying the Warrant (subject to upward adjustment) (the “Transaction”).

The dividend rates of the Preferred Stock issued to Trailer Investors are as follows:

•
Series E Preferred has a dividend rate of 15% per annum payable quarterly, which dividend rate will be increased by 0.5% every quarter if Series E Preferred is still outstanding after the 5 year anniversary of its issuance;

•
Series F Preferred has a dividend rate of 16% per annum payable quarterly, which dividend rate will be increased by 0.5% every quarter if Series F Preferred is still outstanding after the 5 year anniversary of its issuance; and

•
Series G Preferred has a dividend rate of 18% per annum payable quarterly, which dividend rate will be increased by 0.5% every quarter if Series G Preferred is still outstanding after the 5 year anniversary of its issuance.

During the first two years, dividends may be accrued at the election of the Company. Accordingly, the unpaid accrued dividends as of December 31, 2009 have been reflected in Preferred Stock on our consolidated balance sheet.  Dividends are payable on the accrued dividends based on the underlying series of Preferred.  Accrued dividends are not required to be repaid until redemption of the Preferred Stock, but are not precluded from being paid prior to redemption without penalty.  During 2009, the Company accrued dividends on the Preferred Stock as follows:

•	$1,251,458 of accrued dividends on Series E Preferred;

•	$334,044 of accrued dividends on Series F Preferred; and

•	$753,050 of accrued dividends on Series G Preferred.

In connection with the Transaction we also entered into an Investor Rights Agreement dated August 3, 2009 with Trailer Investments (the “Investor Rights Agreement”).  Pursuant to rights provided to Trailer Investments under the Certificates of Designation and the Investor Rights Agreement, on July 30, 2009 our Board appointed Thomas J. Maloney, Michael J. Lyons, Vineet Pruthi, James G. Binch and Andrew C. Boynton (collectively, the “Trailer Directors”) to the Board effective as of the Closing.  Mr. Boynton resigned from our Board in February 2010.  The Trailer Directors, except for Mr. Boynton, are all principals of Lincolnshire: Mr. Maloney is President, Messrs. Lyon and Pruthi are Senior Managing Directors and Mr. Binch is a Managing Director.  The sole member of Trailer Investments is Lincolnshire Equity Fund III, L.P., and its general partner is Lincolnshire Equity Partners III, L.P., and its general partner is Lincolnshire Equity III, LLC (“Equity III”).  Mr. Maloney is a member, and holds a majority of the voting power, of Equity III. Messrs. Lyons and Pruthi are also members of Equity III.  Each of the Trailer Directors have a material interest in the Transaction due to their relationships with Lincolnshire, and Messrs. Maloney, Lyons and Pruthi have a material interest due to their relationship with Equity III.

Pursuant to the terms of the Investor Rights Agreement, we are required to reimburse Trailer Investments for its reasonable costs and expenses (a) in exercising or enforcing any rights afforded to it under the Investor Rights Agreement or the other agreements entered into in connection with the Transaction, (b) in amending, modifying, or revising the Investor Rights Agreement, the Warrant or the Certificates of Designation, or (c) in connection with any transaction, claim, or event that Trailer Investments reasonably believes affects the Company and as to which it seeks the advice of counsel.  For the year ended December 31, 2009, we paid an aggregate of $500,000 for Trailer Investments reasonable costs and expenses, in addition to $13,495 of legal and transaction expenses paid to Lincolnshire in connection with entering into the transaction.

The Trailer Directors are entitled to reimbursement of reasonable expenses incurred for their service on our Board but are not entitled to any other compensation from us.  Further, in connection with the appointment to the Board of the Trailer Directors, the Board adopted a customary indemnification agreement with each of the Trailer Directors and each of our other directors at that time.

Director Independence

Under the rules of the New York Stock Exchange, the Board must affirmatively determine that a director has no material relationship with the Company for the director to be considered independent. Our Board of Directors undertook its annual review of director independence in February 2010. The purpose of the review was to determine whether any relationship or transaction existed that was inconsistent with a determination that the director or director nominee is independent. The Board considered transactions and relationships between each director and director nominee, and any member of his or her immediate family, and Wabash and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or director nominees or any member of their immediate families (or any entity of which a director or director nominee or an immediate family member is an executive officer, general partner or significant equity holder) and members of our senior management or their affiliates.

As a result of this review, the Board of Directors affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent of Wabash and its management within the meaning of the rules of the New York Stock Exchange, with the exception of Richard J. Giromini who is the Chief Executive Officer of Wabash.

On May 24, 2007, Dr. Martin Jischke assumed the position of Chairman of the Board. Among his other responsibilities, our Chairman of the Board presides at the executive sessions of our independent and non-management directors and facilitates communication between our independent directors and management.

Qualifications and Nomination of Director Candidates

To be considered by the Nominating and Corporate Governance Committee, a director nominee must meet the following minimum criteria:
•	The highest personal and professional integrity;
•	A record of exceptional ability and judgment;
•	Possess skills and knowledge useful to our oversight;
•	Able and willing to devote the required amount of time to our affairs, including attendance at Board and committee meetings;
•	Have the interest, capacity and willingness, in conjunction with the other members of the Board, to serve the long-term interests of our stockholders;
•	May be required to be a “financial expert” as defined in Item 401 of Regulation S-K; and
•	Free of any personal or professional relationships that would adversely affect their ability to serve our best interests and those of our stockholders.

Pursuant to the Guidelines, the Nominating Committee and Corporate Governance Committee also reviews, among other things, expertise, skills, knowledge and experience.  In reviewing these items, the Board may consider the diversity of director candidates, including diversity of expertise, geography, gender, and ethnicity.  We seek independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the board's deliberations and decisions.  The goal in reviewing these considerations for individual director candidates is that they, when taken together with that of other Board members, will lead to a Board that is effective, collegial and responsive to the needs of the Corporation and its stockholders

Further, under the Investor Rights Agreement and Certificates of Designations described above under “Related Person Transactions,” for so long as Trailer Investments and its affiliates, including investors in funds controlled by Lincolnshire (the “Trailer Investors”), hold or beneficially own at least 10% of the Company’s issued and outstanding common stock, the Trailer Investors have the right to nominate up to five directors to be elected to our Board.  Pursuant to this right, the Trailer Investors have nominated Messrs. Binch, Lyons, Maloney and Pruthi for election at the Annual Meeting.  Mr. Boynton, who had been a previous nominee to our Board by the Trailer Investors, resigned from our Board on February 18, 2010 and the Trailer Investors have waived their right to appoint a fifth director to the Board at this time.

The biographies of each of the nominees below contains information regarding the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

Information on Directors Standing for Election

The name, age, business experience, and public company directorships of each nominee for director, during at least the last five years, are set forth in the table below. For additional information concerning the nominees for director, including stock ownership and compensation, see “Director Compensation” and “Beneficial Ownership of Common Stock,” which follow:

			DIRECTOR
NAME	AGE	OCCUPATION, BUSINESS & DIRECTORSHIPS	SINCE

Richard J. Giromini	56
Mr. Giromini was promoted to President and Chief Executive Officer on January 1, 2007. He had been Executive Vice President and Chief Operating Officer from February 28, 2005 until December 2005 at which time he was appointed President and a Director of the Company.  He had been Senior Vice President — Chief Operating Officer since joining the Company on July 15, 2002. Prior to joining Wabash National, Mr. Giromini was with Accuride Corporation from April 1998 to July 2002, where he served in capacities as Senior Vice President — Technology and Continuous Improvement; Senior Vice President and General Manager — Light Vehicle Operations; and President and CEO of AKW LP. Previously, Mr. Giromini was employed by ITT Automotive, Inc. from 1996 to 1998 serving as Director of Manufacturing.  Mr. Giromini also serves as a Director of Robbins & Myers, Inc., a leading supplier of engineered equipment and systems for critical applications in global energy, industrial chemical and pharmaceutical markets.  The sales and operations leadership experience reflected in Mr. Giromini's summary, as well as his performance as our Chief Executive Officer, his participation on our Board, and his experience as a board member for another public company, supported the Board’s conclusion that he should again be nominated as a director.
			December 2005

James G. Binch	62
Mr. Binch was appointed to our Board of Directors effective on August 3, 2009 pursuant to the rights provided to the Trailer Investors as described above.  Since 2007, Mr. Binch has served as Managing Director of Lincolnshire Management, Inc., a private equity firm and affiliate of Trailer Investments.  From 1991 until 2006, Mr. Binch served as the President and Chief Executive Officer of Memry Corporation, a medical device component manufacturer.  Mr. Binch also serves as a director of Exactech Corporation. The financial and operational leadership experience reflected in Mr. Binch’s summary, including his performance as the chief executive officer and as a board member for another public company and his participation on our Board, supported the Board’s conclusion that he was an appropriate nominee of the Trailer Investors.
			July 2009

Dr. Martin C. Jischke	68
Dr. Jischke served as President of Purdue University, West Lafayette, Indiana, from August 2000 until his retirement in July 2007. Dr. Jischke became Chairman of our Board of Directors at the 2007 Annual Meeting.  Dr. Jischke also serves as a Director of Vectren Corporation and Duke Realty Corporation.  Dr. Jischke has served in leadership positions, including as President, of four major research universities in the United States, in which he was charged with the strategic and financial leadership of each organization.  He was also previously appointed as a Special Assistant to the United States Secretary of Transportation. The financial and strategic leadership experience reflected in Dr. Jischke’s summary, the diversity of thought provided by his academic background, his service on the boards of other large public companies and his performance as Chairman of our Board, supported the Board’s conclusion that he should again be nominated as a director.
		January 2002

James D. Kelly	57
Mr. Kelly is the Vice President – Enterprise Initiatives for Cummins Inc., a position he has held since March 2010.  Previously, Mr. Kelly served as the President, Engine Business and as a Vice President for Cummins Inc. from May 2005. Between 1976 and 1988, and following 1989, Mr.  Kelly has been employed by Cummins in a variety of positions of increasing  responsibility including, most recently,  the Vice President and General  Manager — Mid Range Engine Business  between 2001 and 2004, and the Vice  President and General Manager — Mid  Range and Heavy Duty Engine Business from  2004 through May 2005. Mr. Kelly also serves as a director, since 2009, of Cummins Indian Limited.  The sales and operational expertise reflected in Mr. Kelly’s summary, as well as his participation on our Board and his experience as a board member for another public company, supported the Board’s conclusion that he should again be nominated as a director.
		February 2006

Michael J. Lyons	50
Mr. Lyons was appointed to our Board of Directors effective on August 3, 2009 pursuant to the rights provided to the Trailer Investors as described above.  Since 1998, Mr. Lyons has served as a Senior Managing Director of Lincolnshire Management, Inc., a private equity firm and affiliate of Trailer Investments.  Mr. Lyons has significant operating experience, having served as COO for a number of middle market companies in the consumer products and printing industries.  Mr. Lyons’ experience includes successful financial recapitalizations and operational restructurings for manufacturing, distribution and service companies. Mr. Lyons started his career as a CPA with PriceWaterhouse.  Mr. Lyons currently serves on the Board for several privately-held companies, including Peripheral Computer Support, Inc, Computer Technology Solutions and Nursery Supplies, Inc.  Mr. Lyons’ strong financial background and the leadership experience reflected in his summary, as well as his position with Trailer Investors and his participation on our Board, supported the Board’s conclusion that he was an appropriate nominee of the Trailer Investors.
		July 2009

Larry J. Magee	55
Mr. Magee is Chairman, Chief Executive Officer and President of BFS Retail & Commercial Operations, LLC, a position he has held since December 2001.  Previously, Mr. Magee served as President of Bridgestone/Firestone Retail Division from 1998 until his 2001 appointment. Mr. Magee has thirty-five years combined experience in sales, marketing and operational management, and has held positions of increasing responsibility within the Bridgestone/Firestone family of companies during his 31-year tenure with Bridgestone/Firestone. The retail leadership expertise reflected in Mr. Magee’s summary, including his performance as the chief executive officer and as a board member for another public company, as well as his participation on our Board, supported the Board’s conclusion that he should again be nominated as a director.
		January 2005

Thomas J. Maloney	56
Mr. Maloney was appointed to our Board of Directors effective on August 3, 2009 pursuant to the rights provided to the Trailer Investors as described above.  Since 1998, Mr. Maloney has served as a President of Lincolnshire Management, Inc., a private equity firm and affiliate of Trailer Investments.  Mr. Maloney served as Managing Director of Lincolnshire Management beginning in 1993.  Mr. Maloney also serves as a director of several private companies and is a member of the Board of Trustees of Boston College, Fordham University and the Tilton School.  Mr. Maloney’s strong financial background and the leadership experience reflected in his summary, as well as his position with Trailer Investors and his participation on our Board, supported the Board’s conclusion that he was an appropriate nominee of the Trailer Investors.
		July 2009

Vineet Pruthi	64
Mr. Pruthi was appointed to our Board of Directors effective on August 3, 2009 pursuant to the rights provided to the Trailer Investors as described above.  Since 1999, Mr. Pruthi has served as a Senior Managing Director of Lincolnshire Management, Inc., a private equity firm and affiliate of Trailer Investments.  Prior to joining Lincolnshire Management in 1999, Mr. Pruthi was Chief Financial Officer of Credentials Services International. Mr. Pruthi is a Chartered Accountant with experience in high growth situations and financial turnaround, including in the wholesale and retail trade industries, as well as in international operations.  Mr. Pruthi’s strong financial background and the leadership experience in retail trade reflected in his summary, as well as his position with Trailer Investors and his participation on our Board, supported the Board’s conclusion that he was an appropriate nominee of the Trailer Investors.
		July 2009

Scott K. Sorensen	48
Mr. Sorensen is the Chief Financial Officer of Sorenson Communications, a provider of communication services and products, a position he has held since August, 2007. Previously, Mr. Sorensen was the Chief Financial Officer of Headwaters, Inc. from October 2005 to August 2007. Prior to joining Headwaters, Mr. Sorensen was the Vice President and Chief Financial Officer of Hillenbrand Industries, Inc., a manufacturer and provider of products and services for the health care and funeral services industries, since March 2001. Mr. Sorenson’s financial expertise and experience in corporate finance, combined with his experience in manufacturing commerce, as reflected in his summary, and his participation on our Board, supported the Board’s conclusion that he should again be nominated as a director.
		March 2005

Ronald L. Stewart	67
Prior to his retirement in December 2005, Mr. Stewart served as President, Chief Executive Officer, and a member of the board of Material Sciences Corporation, a position he held from March 2004 until his retirement.  Previously, Mr. Stewart was President and Chief Executive Officer of Pangborn Corporation, which manufactures and services industrial blasting equipment, from 1999 through 2004. He currently serves on the Board of Directors for Pangborn Corporation, including on its audit committee. The financial and operational leadership experience reflected in Mr. Stewart's summary, including his performance as the chief executive officer and as a board member for other large and/or public companies, as well as his participation on our Board, supported the Board’s conclusion that he should again be nominated as a director.
		December 2004

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

Meetings of the Board of Directors, its Leadership Structure and its Committees

Information concerning the Board and the three standing committees maintained by the Board is set forth below. Board committees currently consist only of directors who are not employees of the Company and whom the Board has determined are “independent” within the meaning of the listing standards of the New York Stock Exchange.

During 2009, our Board held four regularly scheduled meetings, one of which occurred prior to the resignation of Mr. Greubel, and two of which occurred following the appointment of Messrs. Binch, Boynton, Lyons, Maloney and Pruthi to the Board effective on August 3, 2009 pursuant to the rights held by the Trailer Investors described above under “Qualifications and Nomination of Director Candidates.”

During 2009, our Board also held thirteen special meetings in connection with the events that lead to the execution of the Securities Purchase Agreement entered into on July 17, 2009 between the Company and Trailer Investments.

In 2009, each nominee director attended more than 95% percent of the total number of meetings of the Board and the committees on which he or she serves.  Our Board strongly encourages all of our directors to attend our Annual Meeting. In 2009, all of our directors serving on the Board as of May 14, 2009 attended the Annual Meeting.

The Guidelines provide that the independent members of the Board may select the Chairman of the Board and the Company’s Chief Executive Officer in the manner they consider in the best interests of the Company.  The Chairman of the Board and Chief Executive Officer positions are held by separate persons, and we believe that this structure is appropriate given the differences between the two roles in our current management structure. Our Chief Executive Officer, among other duties, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board, among his other responsibilities, presides at the executive sessions of our independent and non-management directors and facilitates communication between our independent directors and management.  The Board does not have a formal policy on whether the roles of Board Chairman and Chief Executive Officer should be separate or combined and reserves the right to change the Board’s current leadership structure when, in its judgment, such a change is appropriate for our Company.

The Board has three standing committees: the Nominating and Corporate Governance Committee; the Compensation Committee; and the Audit Committee. All committee charters can be accessed electronically from the Company Info/Investors page of our website at www.wabashnational.com or by writing to us at Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903.

The following table indicates each standing committee or committees on which our directors served in 2009:

Nominating and
	Corporate	Compensation	Audit
Name	Governance Committee	Committee	Committee
Richard J. Giromini
James G. Binch[2]		X
Andrew C. Boynton[2]
William P. Greubel [1]
Dr. Martin C. Jischke		X	X
James D. Kelly	X	X
Stephanie K. Kushner		X	X 3
Michael J. Lyons[2]	X	X
Larry J. Magee	X	X [3]
Thomas J. Maloney[2]	X	X
Vineet Pruthi[2]		X
Scott K. Sorensen		X	X
Ronald L. Stewart	X 3	X

1 Mr. Greubel served as a Director until February 12, 2009.

2 Began service effective August 3, 2009 pursuant to the rights provided to Trailer Investments as part of the Securities Purchase Agreement entered into on July 17, 2009 between Trailer Investments and the Company.

3 Indicates the chair of the applicable committee.

Effective following the 2010 Annual Meeting, if all of the nominees for election at the Annual Meeting are elected, the directors serving on the Nominating and Corporate Governance Committee will be Messrs. Kelly, Lyons, Magee, Maloney and Stewart; the directors serving on the Compensation Committee will be Dr. Jischke, and Messrs. Kelly, Lyons, Magee, and Maloney; and the directors serving on the Audit Committee will be Dr. Jischke, and Messrs. Sorensen and Stewart.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met five times during 2009. The Nominating and Corporate Governance Committee’s responsibilities include:

•
Assisting the Board by either identifying or reviewing stockholder nominated individuals qualified to become directors and by recommending to the Board the director nominees for the next annual meeting of stockholders;

•	Developing and recommending to the Board corporate governance principles;
•	Reviewing and recommending to the Board the forms and amounts of director compensation;

•	Leading the Board in its annual review of the Board’s performance; and
•	Recommending to the Board director nominees for each Board committee.

In 2009, Towers Watson served as the Nominating and Corporate Governance Committee’s consultant with regard to director compensation. At the request of the Committee, Towers Watson previously developed a director compensation competitive market assessment.  Towers Watson, however, did not actually determine or recommend the compensation paid to our directors.   Considering the state of the national economy and the transportation industry, as well as the director compensation competitive market assessment and the current compensation levels for the Company’s executives, the Nominating and Corporate Governance Committee recommended to the Board of Directors, and the Board of Directors approved extending the 16.75% reduction in the cash compensation paid in 2009 to all director compensation to be paid in 2010 to each director who is not an employee of the Company (a “Non-employee Director”).  See the Schedule of 2010 Director Fees.

Compensation Committee

The Compensation Committee met six times during 2009. The Compensation Committee’s responsibilities include:

•	Overseeing our incentive compensation plans and equity-based plans; and
•
Annually reviewing and approving the corporate goals and objectives relevant to the Chief Executive Officer’s and other executive officers’ compensation, evaluating their performance in light of those goals and objectives, and setting their compensation levels based on their evaluations.

The Compensation Committee is responsible for determining our compensation policies for executive officers and for the administration of our equity and incentive plans, including our 2007 Omnibus Incentive Plan. The Compensation Committee works closely with our Senior Vice President of Human Resources in setting the compensation for our other executive officers. In addition, our Chief Executive Officer makes recommendations to the Compensation Committee for the other executive officers on the amount of base salary, target cash awards pursuant to our short-term incentive plan and target equity awards pursuant to our long-term incentive plan. Our Chief Executive Officer also discusses with and makes recommendations to the Compensation Committee regarding performance targets for our short-term incentive plan and our long-term incentive plan before they are established and upon conclusion of the performance period. For purposes of the short-term incentive plan, the personal performance goals for the other executive officers are set by our Chief Executive Officer, who then reports to the Compensation Committee on, and makes recommendations as to, the achievement of those goals. For a discussion of our Chief Executive Officer’s role and recommendations with respect to compensation decisions affecting our Named Executive Officers, as set forth in the Summary Compensation Table, see the Compensation Discussion and Analysis below.

The Compensation Committee has historically engaged a compensation consultant. In 2009, Towers Watson served as the consultant. To assist in identifying and determining appropriate levels of compensation for 2009, the Compensation Committee and the Board of Directors considered a competitive market assessment that was compiled and provided by Towers Watson.  Towers Watson, however, did not actually determine or recommend the compensation paid to our executive officers, including the Named Executive Officers.

Pursuant to the Compensation Committee’s charter, the Committee may form and delegate to subcommittees of the Committee its responsibilities. During 2009, the Compensation Committee did not form or delegate any of its responsibilities to any subcommittees.

Audit Committee

The Board has established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee met eight times during 2009. In addition to the Board’s determination that each member of the Audit Committee is “independent” within the meaning of the rules of the New York Stock Exchange, the Board also determined that Ms. Kushner and Mr. Sorensen are “audit committee financial experts” as defined by the SEC, and that they have accounting and related financial management expertise within the listing standards of the New York Stock Exchange.

The Audit Committee’s responsibilities include:

•	Reviewing the independence of the independent auditors and making decisions regarding engaging and discharging independent auditors;
•	Reviewing with the independent auditors the plans and results of auditing engagements;
•	Reviewing and approving non-audit services provided by our independent auditors and the range of audit and non-audit fees;

•	Reviewing the scope and results of our internal audit procedures and the adequacy of the system of internal controls;
•	Overseeing special investigations;
•	Reviewing our financial statements and reports filed with the SEC;
•	Overseeing our efforts to ensure that our business and operations are conducted in compliance with the highest legal and regulatory standards applicable to us, as well as ethical business practices;
•	Overseeing the Company’s internal reporting system regarding compliance with federal, state and local laws;
•	Establishing and implementing procedures for confidential communications for “whistleblowers” and others who have concerns with our accounting, internal accounting controls and audit matters; and
•	Reviewing our significant accounting policies.

Executive Committee

The Executive Committee met once during 2009.  On July 30, 2009, the Nominating and Corporate Governance Committee recommended to the Board of Directors, and the Board of Directors approved, the dissolution of the Executive Committee, as the ability to convene directors remotely through the use of teleconferencing and video conferencing services had made the Committee largely unnecessary to the Board.  Prior to its dissolution, the Executive Committee was responsible for exercising the authority of the Board of Directors, to the extent permitted by law and our Bylaws, in the intervals between meetings of the Board when an emergency issue arose or when scheduling made it difficult to convene all directors.

Board’s Role in Risk Oversight

The Board conducts oversight of risks that may effect the Company primarily through the Audit Committee and the Nominating and Corporate Governance Committee.  Specifically, the Audit Committee (i) reviews with senior management our internal system of audit and financial controls and steps taken to monitor and mitigate risk exposure and (ii) reviews and investigates any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct as required in the policies of the company.  In addition, the Nominating and Corporate Governance Committee oversees the Guidelines and other governance matters that contribute to successful risk oversight and management.  The Audit Committee and Nominating and Corporate Governance Committee make full reports to the Board of Directors at each quarterly meeting regarding each committee's considerations and actions. The Board of Directors also receives regular reports directly from officers responsible for oversight of financial and systemic risks within the Company, on both the nature of those risks and on how the officers assess and manage risks generally.  The Company holds quarterly disclosure committee meetings prior to the submission of quarterly or annual reports on the financial performance of the Company at which areas of risk are discussed, and reports to the Audit Committee on the results of those meetings.  In addition, the Company’s Director of Internal Audit conducts regular interviews with officers responsible for oversight of financial and systemic risks within the Company, as well as testing regarding the same, and reports the results of those interviews to the Board on at least a quarterly basis.

The Board of Directors, primarily through the Compensation Committee, also considers the structure and nature of the Company’s compensation policies and procedures, with a focus on the level of risk to the Company, if any, from those policies and procedures.  In carrying out its oversight in this area, the Board of Directors and Compensation Committee have regular interaction with the Senior Vice President of Human Resources.  The Senior Vice President of Human Resources reviews with them the Company's pay practices for salaried associates, including the Company's compensation plans and the methods of review and approval for these plans. Based on reports to the Board of Directors and Compensation Committee and discussions thereof, the Board of Directors has concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider stockholder recommendations for director nominees sent to the Nominating and Corporate Governance Committee, Attention: Corporate Secretary, Wabash National Corporation, P.O. Box 6129, Lafayette, Indiana 47903. Stockholder recommendations for director nominees should include:

•	The name and address of the stockholder recommending the person to be nominated;
•	A representation that the stockholder is a holder of record of our stock, including the number of shares held and the period of holding;

•	A description of all arrangements or understandings between the stockholder and the recommended nominee;
•	Such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934;
•	The consent of the recommended nominee to serve as a director if so elected; and
•	All other information requirements set forth in our Bylaws.

Stockholders’ nominees that comply with the procedures for submitting a stockholder nomination will receive the same consideration as other candidates identified by or to the Nominating and Corporate Governance Committee. The procedures for submitting a stockholder nomination are set forth below under “Stockholder Proposals and Nominations” below.  Upon receipt by the Corporate Secretary of a stockholder notice of a director nomination, the Corporate Secretary will notify the stockholder that the notice has been received and will be presented to the Nominating and Corporate Governance Committee for review.

Identifying and Evaluating Nominees for Directors.  The Nominating and Corporate Governance Committee, with the assistance of the General Counsel and, as needed, a retained search firm, will screen candidates, perform reference checks, prepare a biography for each candidate for the Nominating and Corporate Governance Committee to review and conduct interviews. The Nominating and Corporate Governance Committee, the Chairman, and the Chief Executive Officer will interview candidates that meet the criteria.  The Nominating and Corporate Governance Committee will recommend to the Board of Directors nominees that best suit the Board’s needs.

Communications with the Board of Directors

Stockholders or other interested persons wishing to make known complaints or concerns about our accounting, internal accounting controls or auditing matters, or bring other concerns to the Board or the Audit Committee, or to otherwise communicate with our independent directors as a group or the entire Board, individually or as a group, may do so by sending an email to board@wabashnational.com or auditcommittee@wabashnational.com, or by writing to them care of Wabash National Corporation, Attention: General Counsel, P.O. Box 6129, Lafayette, Indiana 47903.

Pursuant to the direction of the Board, all correspondence will be received and processed by the General Counsel’s office. You will receive a written acknowledgment from the General Counsel’s office upon receipt of your written correspondence. You may report your concerns anonymously or confidentially. All communications received in accordance with the above procedures will be reviewed initially by the General Counsel, who will relay all such communications to the appropriate director, directors or committee.

Director Compensation

Directors who are not our employees(1)  were compensated in 2009 for their service as a director as shown in the chart below:

Schedule of 2009 Director Fees
December 31, 2009

	Amount
Annual Retainers (2)
Board	$72,000	(3)
Chairman of the Board	13,500
Audit Committee Chair	10,800
Nominating and Corporate Governance Committee Chair	7,200
Compensation Committee Chair	7,200
Per Meeting Fees
Personal Attendance at Board and Committee Meetings	1,800
Telephonic Attendance at Board and Committee Meetings	900

(1)
The directors appointed pursuant to the rights provided to the Trailer Investors as described above under “Qualifications and Nomination of Director Candidates” are not separately compensated for their service as a director.  For 2009, these directors include Messrs. Binch, Boynton, Lyons, Maloney and Pruthi.

(2)	All annual retainers were paid in quarterly installments, except for annual grants of unrestricted shares of Common Stock.

(3)	Consisted of a $27,000 cash retainer and an award of unrestricted shares of Common Stock with an aggregate market value at time of grant of $45,000.

At the February 2010 Board meeting, the Board resolved to reduce its compensation for the Non-employee Directors, effective January 1, 2010, as follows:

Schedule of 2010 Director Fees

	Amount
Annual Retainers(1)
Board	$64,440	(2)
Chairman of the Board	13,500
Audit Committee Chair	10,800
Nominating and Corporate Governance Committee Chair	7,200
Compensation Committee Chair	7,200
Per Meeting Fees
Personal Attendance at Board and Committee Meetings	1,800
Telephonic Attendance at Board and Committee Meetings	900

(1)	All annual retainers are paid in quarterly installments.

(2)
Consists entirely of a cash retainer, of which the Nominating and Corporate Governance Committee recommended to the Board of Directors that at least $18,720 be used by each Non-employee Director to purchase common stock of the Company.

The following table summarizes the compensation paid to our directors during 2009, other than Mr. Giromini, whose compensation is discussed below under Executive Compensation.

Director Compensation for Year-End
December 31, 2009

	Fees Earned or	Stock	All Other
	Paid in Cash (1)	Awards (2)	Compensation		Total
Name	($)	($)	($)		($)
William P. Greubel	5,027	—	26,280	(3)	31,307
Martin C. Jischke	81,000	45,000	—		126,000
James D. Kelly	63,900	45,000	—		108,900
Stephanie K. Kushner	73,800	45,000	—		118,800
Larry J. Magee	69,275	45,000	—		114,275
Scott K. Sorensen	63,900	45,000	—		108,900
Ronald L. Stewart	71,075	45,000	—		116,075

(1)
Directors are entitled to defer a portion of their cash compensation pursuant to our Non-Qualified Deferred Compensation Plan, whose material terms are described in the narrative preceding the Non-Qualified Deferred Compensation Table in the Executive Compensation section below.

(2)
Amounts represent the aggregate grant date fair value of grants made to each director during 2009, as computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Note 10 to the consolidated financial statements in our Annual Report for the year ended December 31, 2009 regarding assumptions underlying the valuation of equity awards.

Non-employee Directors were entitled to an award and grant of annual stock compensation on May 14, 2009 in an amount of 32,374 shares with a grant date fair market value of $1.39 per share, which would have had an aggregate grant date fair market value of $45,000. These unrestricted shares were intended to be granted pursuant to our 2007 Omnibus Incentive Plan (the “Omnibus Plan”). However, the Omnibus Plan limits grants of unrestricted stock awards in an aggregate amount of up to 5% of the number of shares of stock available for issuance under the Omnibus Plan. Accordingly, we were only able to grant 12,634 shares on that date to each director, which is 19,740 fewer shares than each director was entitled to receive.  After consideration of the limitations and the alternatives available, on July 30, 2009, the Board approved providing each Non-employee Director the right to receive, at the election of such Non-employee Director, either (i) 19,740 shares of our common stock or (ii) a cash amount equivalent to the product of (1) the closing price of our common stock on the New York Stock Exchange on the business day after the respective election was received us and (2) 19,740. Each director elected to receive stock.  Accordingly, an aggregate of 118,440 shares were issued to members of the Board of Directors in reliance on Section 4(2) under the Securities Act in a transaction not involving a public offering.  Mr. Greubel did not receive a stock award in 2009.  None of our directors received option awards in 2009.

As of December 31, 2009, none of our directors held unvested stock awards. As of December 31, 2009, Mr. Greubel held 20,750 unvested options.

(3)
Under his executive director agreement, which expired January 1, 2009, Mr. Greubel was entitled to receive an annual base salary of $280,000 and was eligible for an annual incentive bonus targeted at 40% of his base salary and which may range from 0% to 80% of base salary. Pursuant to this executive director agreement, in January 2009 Mr. Greubel received an amount of $25,847, which represented the final payment due to him pursuant to this agreement. He also received $129 in matching contributions with respect to our 401(k) plan and miscellaneous compensation or perquisites. The agreement also entitled Mr. Greubel to continue to participate in our executive benefit programs and to continue to participate in our executive life insurance program. Mr. Greubel was responsible for taxes on the income imputed in connection with the life insurance policy under Internal Revenue Service rules. Upon termination of employment, the life insurance policy was assigned to Mr. Greubel.

The executive director agreement with Mr. Greubel also provided that if Mr. Greubel’s employment was terminated for any reason other than by us for cause or by him without good reason, and he continues to comply fully with his non-solicitation, non-disclosure and non-compete obligations, then: (x) any unvested equity awards held by Mr. Greubel shall continue to vest when they are otherwise scheduled to vest; and (y) any vested equity awards held by Mr. Greubel and any equity awards that vest thereafter shall be exercisable for up to 4 years following his last day of employment.

Non-employee Director Stock Ownership Guidelines. The Board believes that it is important for each director to have a financial stake in the Company such that the director’s interests align with those of the Company’s stockholders. To meet this objective, the Board has established stock ownership guidelines.  The guidelines provide that each Non-employee Director, upon reaching five years of service on the Board and continuously thereafter, shall maintain beneficial ownership of an amount of the Company’s common stock at least equal in value to five times the Director annual cash retainer, or shall retain ownership of at least sixty-five percent of the Company’s common stock granted to the Director as compensation for services.   As of December 31, 2009, all Non-employee Directors meet the guidelines.  The directors appointed pursuant to the rights provided to the Trailer Investors as described above under “Qualifications and Nomination of Director Candidates” are not separately compensated for their service as directors, and as such, are not required to meet the guidelines.

Other.  The Company reimburses all directors for travel and other reasonable, necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s travel accident and directors’ and officers’ liability insurance policies. In addition, the Company allocates to each director an annual allowance of $5,000 to reimburse costs associated with attending continuing education courses related to Board of Directors service.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file reports of ownership of our equity securities. To our knowledge, based solely on review of the copies of such reports furnished to us related to the year ended December 31, 2009, all such reports were made on a timely basis other than: (1) a Form 3 for one of our former directors, Andrew C. Boynton, which was never effectively filed upon its original filing due to a scrivener’s error noting the  transaction date as of August 3, 2019 instead of August 3, 2009; and (2) a Form 3 for Mr. Mark Weber, filed upon his appointment as our Senior Vice President, Chief Financial Officer, which included an error in the number of shares reported at the time of its original filing, and which error was discovered and corrected in a Form 3 re-filed on February 16, 2010.

Beneficial Ownership of Common Stock

The following table sets forth certain information as of March 31, 2010 (unless otherwise specified), with respect to the beneficial ownership of our Common Stock by each person who is known to own beneficially more than 5% of the outstanding shares of Common Stock, each person currently serving as a director, each nominee for director, each Named Executive Officer (as defined in the Compensation Discussion & Analysis below), and all directors and executive officers as a group:

NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES OF COMMON STOCK BENEFICIALLY OWNED (1)	PERCENT OF CLASS
Trailer Investments, LLC	24,762,636 (2)	44.2%
c/o Lincolnshire Management, Inc. 780 Third Avenue New York, NY 10017

Franklin Resources, Inc.	3,453,700 (3)	11.1%
One Franklin Parkway San Mateo, CA 94403

BlackRock, Inc. and affiliates	2, 351,970 (4)	7.54%
40 East 52nd Street New York, NY 10022

Dimensional Fund Advisors LP	2,228,317 (5)	7.14%
1299 Ocean Avenue Santa Monica, CA 90401

Schneider Capital Management Corporation	1,773,422 (6)	5.69%
460 E. Swedesford Road, Suite 2000 Wayne, PA 19087

James G. Binch	0	*
Rodney P. Ehrlich	141,337 (7)	*
Bruce N. Ewald	115,028 (8)	*
Richard J. Giromini	589,290 (9)	1.9%
Martin C. Jischke	53,823	*
James D. Kelly	43,756	*
Stephanie K. Kushner	47,447	*
Michael J. Lyons	24,762,636 (10)	44.2%
Larry J. Magee	51,786	*
Thomas J. Maloney	24,762,636 (2)	44.2%
Timothy J. Monahan	129,087 (11)	*
Vineet Pruthi	24,762,636 (12)	44.2%
Erin J. Roth	36,136 (13)	*
Robert J. Smith	82,774 (14)	*
Scott K. Sorensen	45,686	*
Ronald L. Stewart	46,872	*
Mark J. Weber	61,710 (15)	*

All executive officers and directors as a group (16 persons)	26,124,625 (16)	46.8%

*	Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of March 31, 2010 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)
Based on information provided jointly by (i) Trailer Investments, (ii) Lincolnshire Equity Fund III, L.P. (“LEF III”), a Delaware limited partnership and the sole member of Trailer Investments, (iii) Lincolnshire Equity Partners III, L.P. (“LEP III”), a Delaware limited partnership principally engaged in the business of serving as the general partners of LEF III, Lincolnshire Equity III, LLC (“Equity III”), a Delaware limited liability company principally engaged in the business of serving as the general partner of LEP III, and Thomas J. Maloney, a member of our Board of Directors, who holds a majority of the voting power of Equity III. The shares of common stock are issuable upon exercise of the Warrant, which is immediately exercisable at $.01 per share.

(3)
Based solely on a Schedule 13G filed January 29, 2010 on behalf of Franklin Resources, Inc. (“FRI”). These shares of common stock are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries, each, an “Investment Management Subsidiary” and, collectively, the “Investment Management Subsidiaries” of FRI, including the Investment Management Subsidiary Franklin Advisory Services, LLC. Investment management contracts grant to the Investment Management Subsidiaries all investment and/or voting power over the securities owned by such investment management clients, unless otherwise noted. Therefore, for purposes of Rule 13d-3 under the Act, the Investment Management Subsidiaries may be deemed to be the beneficial owners of the Securities.

Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the Act, the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services. FRI, the Principal Shareholders and each of the Investment Management Subsidiaries disclaim any pecuniary interest in any of the Securities.

FRI, the Principal Shareholders, and each of the Investment Management Subsidiaries believe that they are not a “group” within the meaning of Rule 13d-5 under the Act and that they are not otherwise required to attribute to each other the beneficial ownership of the Securities held by any of them or by any persons or entities for whom or for which FRI subsidiaries provide investment management services.

(4)
Based solely on a Schedule 13G/A filed January 20, 2010 filed jointly on behalf of its investment advisory subsidiaries: BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors LLC; and BlackRock Investment Management, LLC (collectively the “Investment Management Subsidiaries”). The Investment Management Subsidiaries are investment advisors which hold reported shares.

(5)
Based solely on a Schedule 13G filed February10, 2010. Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), an investment advisor registered under the Investment Company Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possess investment and/or voting power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(6)	Based solely on a Schedule 13G filed February 12, 2010. Schneider Capital Management Corporation has sole voting and dispositive power with respect to 1,773,422 shares.

(7)
Includes options held by Mr. Ehrlich to purchase 73,732 shares that are currently, or will be within 60 days of March 31, 2010, exercisable. Includes 14,000 shares held by a trust of which Mr. Ehrlich’s spouse is the sole trustee and 6,011 shares held by a trust of which Mr. Ehrlich is the sole trustee.

(8)	Includes options held by Mr. Ewald to purchase 61,352 shares that are currently, or will be within 60 days of March 31, 2010, exercisable.

(9)	Includes options held by Mr. Giromini to purchase 299,446 shares that are currently, or will be within 60 days of March 31, 2010, exercisable.

(10)
Mr. Lyons is a member of Equity III. Equity III is the general partner of LEP III, which is the general partner of Lincolnshire LEF III, which is the sole member of Trailer Investments. By virtue of his relationship with Equity III, Mr. Lyons may be deemed to have voting and dispositive power with respect to the 24,762,636 shares beneficially owned by Trailer Investments. Mr. Lyons disclaims beneficial ownership of the securities held by each of the entities referred to in this footnote except to the extent of his pecuniary interest therein.

(11)	Includes options held by Mr. Monahan to purchase 69,282 shares that are currently, or will be within 60 days of March 31, 2010, exercisable.

(12)
Mr. Pruthi is a member of Equity III. Equity III is the general partner of LEF III, which is the general partner of LEP III, which is the sole member of Trailer Investments. By virtue of his relationship with Equity III, Mr. Pruthi may be deemed to have voting and dispositive power with respect to the 24,762,636 shares beneficially owned by Trailer Investments. Mr. Pruthi disclaims beneficial ownership of the securities held by each of the entities referred to in this footnote except to the extent of his pecuniary interest therein.

(13)	Includes options held by Ms. Roth to purchase 12,767 shares that are currently, or will be within 60 days of March 31, 2010, exercisable.

(14)	Includes options held by Mr. Smith to purchase 50,140 shares that are currently, or will be within 60 days of March 31, 2010, exercisable.

(15)	Includes options held by Mr. Weber to purchase 22,546 shares that are currently, or will be within 60 days of March 31, 2010, exercisable.

(16)
Includes options held by our executive officers to purchase an aggregate of 539,125 shares that are currently, or will be within 60 days of March 31, 2010, exercisable. Also includes the 24,762,636 shares issuable upon exercise of the warrant referenced in footnote 2. Mr. Smith ceased to serve as our Chief Financial Officer on August 31, 2009 and his equity ownership is not included in the total. Also not included in the total is equity ownership of other executive officers that departed the Company in 2009, including Lawrence M. Cuculic and Joseph M. Zachman.  Mark J. Weber became our Chief Financial Officer on August 31, 2009, and Erin J. Roth became Vice President –General Counsel and Secretary on March 1, 2010, and the respective equity ownership of each is included in the total.  The Company’s directors do not hold any options.

Executive Compensation

Compensation Discussion and Analysis

The recent, unprecedented macroeconomic condition of the country has prompted investors to increase their scrutiny with regard to executive compensation.  The resultant condition of the transportation industry and the value of our stock should also, justifiably, cause our shareholders to carefully evaluate the Company’s executive compensation.  The Board of Directors and the Company recognize that our shareholders should have as much trust in the integrity of the Company’s executive compensation process as our customers have in the quality of our products.  We place tremendous effort and rigor into our executive compensation processes.  We strive to be fair and reasonable while simultaneously aligning the interests of our shareholders and the executives who have been entrusted to lead the Company.

The following compensation discussion and analysis provides information regarding the objectives and elements of our compensation philosophy and policies for the compensation of our President and Chief Executive Officer, Mr. Giromini; our Chief Financial Officer, Mr. Weber; our previous Chief Financial Officer, Mr. Smith, who retired in 2009; and our three other most highly-compensated executive officers in 2009:  Mr. Rodney P. Ehrlich, our Senior Vice President — Chief Technology Officer; Mr. Bruce N. Ewald, our Senior Vice President – Sales and Marketing, and; Mr. Timothy J. Monahan, our Senior Vice President — Human Resources. We refer to these six individuals collectively as our Named Executive Officers, or NEOs.

The Compensation Committee is responsible for implementing our executive compensation policies and programs and works closely with management, in particular our Senior Vice President of Human Resources, in assessing appropriate compensation for our NEOs. To assist in identifying appropriate levels of compensation, the Compensation Committee has historically engaged a compensation consultant. In 2009, the Committee continued its engagement of Towers Watson (formerly Towers Perrin). More information on the Committee’s processes and procedures can be found above in “Compensation Committee.”

Philosophy and Objectives of Wabash National Compensation Programs

Overview

Our overall compensation philosophy is to provide compensation packages to our executives, including our NEOs, that are competitive with those of executives of similar status in the transportation industry while at the same time keeping our compensation program equitable and straightforward in structure.

•
Equitable treatment of our executives.  We strive to provide levels of compensation that are equitable on both internal and external measures.  We believe it important that our executives believe that their compensation is comparable to others similarly situated both within and outside of our Company. All of our full-time, salaried employees, including NEOs, are on a grade scale, so that employees with comparable levels of responsibility and contributions to the Company have comparable levels of compensation. We also use competitive market assessments for our compensation decisions, as discussed below.

•
Straightforward structure.  In structuring our compensation policies and practices, we seek to minimize the complexity of the program, maximize our executives’ understanding of the elements of compensation and provide compensation that is easily comparable to other opportunities in the market. We believe that a compensation program that is easy to understand fosters an equitable work environment.

While we provide a framework for compensation, we believe that the Compensation Committee must have the flexibility needed to attract and retain qualified candidates, as well as recognize individual contributions or performance over and above that which is expected.

In implementing this philosophy, we award compensation to meet our three principle objectives: aligning executive compensation with our Company’s annual and long-term performance goals; using equity-based awards to align executive and stockholder interests; and setting compensation at levels that assist us in attracting and retaining qualified executives.

Reflect Annual Performance Goals

As part of our executive compensation program, we reward the achievement, and surpassing, of corporate goals. Our short-term incentive program is designed to reward participants for the achievement of annual financial and personal performance goals by providing cash and/or equity awards that are paid and/or granted if annual financial goals are met and personal performance meets expectations. We believe that the use of performance goals provides our executives with an equitable message that when the Company does well, so do they. Similarly, because a significant portion of awards are tied to Company-wide goals, all of the participants in the plan are rewarded for superior Company performance. We also believe that the use of selected performance goals helps us to have a straightforward structure because our executives can monitor Company performance and correlate their awards to improved Company operations and performance.

Utilize Equity-Based Awards

Our compensation program has used equity-based awards to provide our executives with a direct incentive to seek increased stockholder returns. Our stockholders receive value when our stock price increases, and by using equity-based awards our executives also receive increased value when our stock price increases. We believe that equity-based awards are an important part of an equitable structure because it is fair to our executives and to the Company that the level of rewards for our executives increase and decrease based on the return to stockholders. Similarly, equity-based awards represent our philosophy of having a straightforward structure by reminding executives that one of the best measures of long-term corporate success is increased stockholder value.

Attract and Retain Qualified Executives

We believe that the availability of qualified executive talent is limited and have designed our compensation program to help us attract qualified candidates by providing compensation that is competitive within the transportation industry and the broader market for executive talent. Perhaps more importantly, we believe that the design of our compensation program is important in helping us to keep the qualified executives we currently have.

Competitive Market Assessment

To assist in identifying and determining appropriate levels of compensation for 2009, the Compensation Committee and the Board of Directors considered a competitive market assessment that was compiled and provided by Towers Watson in 2008. In light of the conditions of the economy in general, and its effects on the condition of the Company, the Board of Directors did not request a similar assessment for 2009.  The competitive market assessment provided in 2008 included general market survey information, to include Towers Perrin CDB – an executive compensation data sample – and Watson Wyatt Durable Goods Manufacturing Sample – top management compensation data for the durable goods manufacturing industry.  The Compensation Committee did not review or consider the names of the component companies included in these broad-based samples.  In fact, the Committee was not made aware of the component companies.  Rather, the Committee reviewed and considered the aggregate compensation data information to discern an understanding of current compensation practices.  The competitive market assessment provided historical information and analysis on base salary, short-term incentives, long-term incentives, benefits and compensation.  The assessment compared the levels and types of compensation for the NEOs, other than Mr. Ehrlich for whom comparable data was not available due to the unique nature of his duties and responsibilities.

In reviewing the competitive market data, the Compensation Committee has not historically, and did not in 2008, specifically “benchmark” or target to pay a certain percentage or level of compensation to the NEOs. Rather, the Committee considered the information as an additional factor in setting pay levels and amounts. Consistent with our compensation objectives, the Compensation Committee retains the flexibility to also consider subjective factors. The Committee realizes that competitive alternatives vary from individual to individual and may extend beyond equivalent positions in our industry or at other publicly-traded or similarly-situated companies. The Committee considered subjective factors such as each executive’s contributions to our corporate performance, complexity and importance of roles and responsibilities, cost of living adjustments, position tenure, and leadership and growth potential. When determining long-term incentive compensation, the Compensation Committee also considers the cost of the plan to the Company and present and future availability of shares under our equity plans.   For 2009, the Committee primarily considered the impact of the economy on the Company, the Company’s liquidity position and the recommendations of senior management with respect to base salary.  Accordingly, the Committee’s use of the competitive market assessment was reflected in the 2008 numbers from which the Committee worked in setting 2009 numbers.

Elements of Compensation

Base Salary

We believe that it is a necessity to provide our executives with a portion of compensation that is fixed and liquid, and we do this through base salaries. In addition, the Compensation Committee’s decisions on base salaries impact our short-term incentive plan because target awards are designed as multiples of base salary.

The Compensation Committee reviewed the competitive market assessment provided by Towers Watson discussed above when setting 2008 base salaries and generally considered the median of the salaries covered by the assessment as the starting point of its review.  The Compensation Committee selected the median as its starting point because it represents the market average for like-type positions.  However, the Compensation Committee did not directly target these amounts and primarily took into consideration other factors in determining the actual amounts to be paid, including overall experience, responsibilities and job performance.  The Compensation Committee also considers “internal equity” and compares base salaries among all of our executive officers as part of our efforts to provide equitable levels of compensation both internally and externally.

Based upon the economy in general, and its effect on the financial condition of the Company, management suggested, and the Board of Directors agreed that all NEOs receive salary reductions of 16.75% in 2009.  The Board of Directors and management have agreed to maintain the 16.75% reduction in salaries for 2010.

Effective August 31, 2009, Mr. Weber was named our Chief Financial Officer, for which he is eligible to receive an annual salary (prior to the 16.75% reduction discussed above) of $250,000.  This amount was recommended by Mr. Giromini to the Board, in consideration of Mr. Weber’s experience and a competitive market assessment for Mr. Weber’s position.

Short-Term Incentive Plan

Our short-term incentive plan is designed to reward participants for meeting or exceeding financial and personal performance over the course of a calendar year, and in addition to our NEOs, it is available to other executives and key associates. If short-term incentive plan targets are met, participants receive a cash bonus and/or equity award.  The short-term incentive plan motivates our NEOs to achieve goals that we believe are consistent with our current overall goals and strategic direction. We believe that achievement of these current overall goals and strategic direction will translate into long-term success for the Company and increased stockholder value.

In 2009, for our NEOs, 80% of the target bonus under the short-term incentive plan was based on the Company achieving financial goals of: (i) free cash flow as of 2009 year-end; and, (ii) cash liquidity management, measured at each month end, as well as a 12-month average, with each financial goal weighted equally towards the 80% of the target bonus.  The remaining 20% was based on the President and Chief Executive Officer’s and the Compensation Committee’s assessment of the executive’s personal performance during the year; however, the personal award component was contingent on meeting the threshold level of cash liquidity management.

For the purpose of calculating the 2009 free cash flow portion of the short-term incentive plan: (i) a 50% threshold bonus payment was established at a 2009 end-of-year free cash flow of negative $10 million; (ii) a 100% target bonus payment was established at a 2009 end-of-year free cash flow of $0,  and, (iii) a 200% maximum bonus payment was established at a 2009 end-of-year free cash flow  of $20 million,  with amounts in between each level of performance interpolated accordingly.

For purposes of calculating the cash liquidity management segment of the 2009 short-term incentive plan, the cash liquidity position of the Company had to be measured and met at the end of each month for the threshold bonus payment, and the target and maximum levels required a 12-month average measurement to be met. For the purpose of calculating the cash liquidity position of the Company portion of the short-term incentive plan: (i) a 50% threshold bonus payment was established at a position of greater than $30 million at the end of each month (ii) a 100% target bonus payment was established at a 12-month average position of greater than $40 million; and (iii) a 200% maximum bonus payment was established at a 12-month average position of greater than $55 million; with percentages in between each level of performance interpolated accordingly.

We believed that free cash flow and cash liquidity management were appropriate measures for short-term incentive plan awards in 2009 because these measures are vital to the short-term performance of the Company in this economy, and reflect our NEOs efforts to achieve profitability and short-term performance. The overall effect is also the selection of metrics and targets that are easy to understand.

The target bonus under the short-term incentive plan was, as a percentage of each individual’s base salary: 80% for Mr. Giromini; 50% for Mr. Smith, and 45% for Messrs. Ehrlich, Ewald, Monahan and Weber;. These percentages are based upon the NEOs’ grade levels (Mr. Giromini, Grade 20; Mr. Smith, Grade 18; and, Messrs. Ehrlich, Ewald, Monahan and Weber, Grade 17).  The Compensation Committee considered the competitive analysis received from Towers Watson in 2008, which the committee believed validated the collective judgment of the Compensation Committee that these percentages were competitive, reasonable and appropriate.

In 2009, there were no payments related to the short-term incentive plan, as the Company did not achieve the threshold level for either free cash flow or cash liquidity management, and experienced several items of default under its banking agreements.

Long-Term Incentive Plan

Our long-term incentive plan, or LTI Plan, is designed to reward our executives, including NEOs, for increasing stockholder value. As described above, we believe that a portion of executive compensation should be in the form of equity awards to align the interests of our executives and our stockholders. The LTI Plan consists of grants of two types of equity awards: stock options that vest equally over three years and restricted stock that vests in total at the end of three years, each contingent on the continued employment of the executive.  We selected options because they require an increase in stock price to have value to the executive, aligning executive and shareholder interests; and we selected restricted shares that we believe motivate executive retention as a result of the three-year cliff vesting period.

In setting award sizes for the LTI Plan, the Compensation Committee determined that long-term incentive award targets were appropriately established as a percentage of each NEO’s base salary: 160% for Mr. Giromini; 100% for Mr. Smith; and 80% for Messrs. Ehrlich, Ewald, Monahan and Weber. Consistent with the short-term incentive methodology, these percentages are based upon the NEOs’ grade levels (Mr. Giromini, Grade 20; Mr. Smith, Grade 18; and, Messrs. Ehrlich, Ewald, Monahan and Weber, Grade 17).  The Compensation Committee considered the competitive analysis received from Towers Watson in 2008 and validated that these percentages were competitive, reasonable and appropriate. However, recognizing the economic environment in which the Company was operating, the financial performance of the Company, the value of the Company’s stock, and the importance of managing the total number of shares available under the Wabash National Corporation 2007 Omnibus Incentive Plan, the Committee determined that the number of awarded shares under the LTI Plan would be reduced by twenty percent (20%) of the targeted values.  After establishing the targeted values, we determine the number of options by taking 50% of the targeted value and dividing by the binomial value of the option on the date of determination of the award size, and we determine the number of shares of restricted stock by taking 50% of the targeted value and dividing by the stock price on the date of determination of the award size.

2010 Changes to Long-Term Incentive Plan

Due to a limited number of shares available for issuance under our 2007 Omnibus Incentive Plan, we do not currently have enough shares available for issuance under our 2007 Omnibus Incentive Plan to be used for our 2010 LTI Plan.  For 2010, our LTI Plan will continue to be under the 2007 Omnibus Incentive Plan, and we will continue to use the same overall structure of a mix of awards designed to align our executives’ and shareholders’ long-term interests. However, while the value of the awards will be correlated to our stock performance, the awards will be cash awards that also have certain cash performance requirements, primarily tied to operating EBITDA (earnings before interest, taxes, preferred stock dividends, depreciations, amortization, stock based compensation, and other non-operating income and expenses, as well as, any other non-cash special charges).

Equity Grant Practices

Grants of equity awards are generally made to our executives, including NEOs, at one time each year pursuant to the LTI Plan. As discussed above, the Compensation Committee typically reviews and approves awards and award levels under the LTI Plan in February of each year in conjunction with regularly scheduled meetings of the Compensation Committee and the Board of Directors. In 2009, awards under the LTI Plan were made on February 11, 2009.  While most of our equity awards are made during that time period, we occasionally make grants of options to executives at other times, including in connection with the initial hiring of a new officer or a promotion. We do not have any specific program, plan or practice related to time equity award grants to executives in coordination with the release of non-public information.

Beginning September 24, 2007, Mr. Giromini, who also serves as a director of the Company, has the authority to grant awards under the 2007 Omnibus Incentive Plan to Company employees who are not officers or directors of the Company. Only Mr. Giromini has the authority to grant equity awards, such as inducement grants, within prescribed parameters — no other executive officer has the authority to grant such awards.

All options are granted with an exercise price equal to the closing market price on the date of grant. The date of grant for our equity awards is set by the Board of Directors.

Stock Ownership Guidelines

In February 2005, we adopted stock ownership guidelines for our executive officers, including our NEOs. These guidelines are designed to encourage our executive officers to increase their equity stake in the Company and more closely align their interests with those of other stockholders. The stock ownership guidelines provide that within five years of adoption of the guidelines or employment, whichever is later, the executive officer shall own: for grade 20 executives - five times the executive’s salary, and for grades 19 through 17 executives - three times the executive’s salary; or, for grade 20 executives 120,000 shares, for grade 19 executives 45,000 shares, and for grades 18 and 17 executives 25,000 shares.  Since December 31, 2009 was within five years of adoption, our NEOs were not required to meet the guidelines.

Our insider trading policy prohibits our executive officers, including our NEOs, from engaging in selling short our Common Stock or engaging in hedging or offsetting transactions regarding our Common Stock.

Post-Termination Compensation

Severance and Change-in-Control Agreements

In 2009, we did not have individual employment or severance agreements with any of our NEOs, other than an employment agreement with Mr. Giromini.

Mr. Giromini’s agreement provides for payments and other benefits if his employment terminates based upon certain qualifying events, such as termination “without cause” or leaving employment for “good reason.” The Board believed these terms, which were negotiated when Mr. Giromini was initially hired, were necessary to hire Mr. Giromini and were consistent with industry practice.

We also have instituted a change-in-control policy applicable to our Section 16 Officers, which includes our NEOs. We determined that this policy was appropriate based on the prevalence of similar policies within our industry, as well as the dynamic nature of the business environment in which we operate. We also believe the change-in-control policy, similar to the severance provisions of Mr. Giromini’s employment agreement, is an appropriate tool to motivate executive officers to exhibit the proper behavior when considering potential business opportunities. By defining compensation and benefits payable under various merger and acquisition scenarios, change-in-control agreements enable the NEOs to set aside personal financial and career objectives and focus on maximizing stockholder value. These agreements help to minimize distractions such as the officer’s concern about what may happen to his or her position, and help to keep the officer objective in analyzing opportunities that may arise. Furthermore, they ensure continuity of the leadership team at a time when business continuity is of paramount concern. Under the terms of his employment agreement as amended in January 2007, Mr. Giromini will receive the greater of the benefits pursuant to our change-in-control policy or his employment agreement, but not both.

Additional information regarding these provisions, including a definition of key terms and a quantification of benefits that would be received assuming a triggering event on December 31, 2009, is set forth below in the Payment and Benefit Estimates Table.

Executive Severance Plan

We have adopted an Executive Severance Plan that provides for severance benefits for our officers, including our NEOs, in the event we terminate their employment without cause. Under the plan, in the absence of an employment agreement providing for superior benefits, our executives are eligible for a severance payment equal to the executive’s base salary for a period of one month or, if the executive executes a general release, for a period up to 18 months. In addition to the severance payment, our NEOs are entitled to a lump sum amount to cover post-termination healthcare premiums for the duration of the severance period. We determined this plan was appropriate based on the prevalence of similar plans within our industry and its importance in attracting and retaining qualified executives. For a quantification of the benefits that would be received assuming termination of eligible NEOs on December 31, 2009, see Payment and Benefit Estimates Table below.

Deferred Compensation Plan

We sponsor a non-qualified, unfunded deferred compensation plan that allows our directors and eligible highly-compensated employees, including the NEOs, to voluntarily elect to defer certain forms of compensation prior to the compensation being earned and vested. We make this opportunity available to our highly-compensated employees as a financial planning tool and as an additional method to save for retirement. Deferrals by executive officers generally result in the deferral of our obligation to make cash payments or issue shares of our Common Stock to those executive officers. Executive officers do not receive preferential earnings on their deferred compensation. As a result, we do not view earnings received on contributions to the deferred compensation plan as providing executives with additional compensation. Prior to August 31, 2008, the Company matched dollar-for-dollar the first 3% of compensation an executive placed into the deferred compensation plan and matched one-half the second 2%.  Effective September 1, 2008, the Company match was suspended indefinitely.  Participants in the Deferred Compensation Plan are general creditors of the Company. See the Non-Qualified Deferred Compensation Table below for additional information.

Executive Life Insurance Program

Pursuant to the terms of his employment agreement, we maintain a life insurance policy on Mr. Giromini. We have purchased and maintain this policy but provide Mr. Giromini with an interest in the death benefit. Mr. Giromini is responsible for taxes on the income imputed in connection with this agreement under Internal Revenue Service rules. Upon termination of employment, the life insurance policy will be assigned to Mr. Giromini or his beneficiary. This was a negotiated benefit entered into when Mr. Giromini began employment with the Company.

Retirement Benefit Plan

The Company has adopted a Retirement Benefit Plan that is also applicable to our NEOs.   The purpose of the plan is to clearly define benefits that are provided to qualified associates.  A “Regular Retiree” is defined as an executive attaining at least 65 years of age or older entering the tenth year of Company service.  An “Early Retiree” is defined as an executive attaining at least 55 years of age and entering the fifth year of Company service.  Together, Regular Retirees and Early Retirees are referred to as “Retirees”.

The plan provides that all Retiree awards continue to vest, as scheduled, in the calendar year of retirement.  Early Retirees have 3 years from their retirement date to exercise options but not more than 10 years from the original date of grant.  Regular Retirees have 10 years from the original grant date to exercise options.  Retirees who are eligible to receive performance units of restricted stock and restricted grants that cliff vest receive a prorated award based on the Retiree’s time of participation.  Death and disability benefits, as defined in each outstanding equity award agreement, and all outstanding and prospective equity awards vest in a manner consistent with vesting provisions applicable to Early Retirees.

Regardless of the effective date of retirement, Retirees are entitled to payment of all eligible and unused vacation pay, payable under and calculated pursuant to state law and Company policy, that accrues in the year of retirement.  Retirees are also eligible to receive a prorated incentive in lieu of bonus, if a short-term incentive is otherwise paid to eligible associates, the year following retirement.  Retirees are not required to be actively employed by the Company on the date a short-term incentive payment is made.

Retirees celebrating a 5, 10, 15, or 20 or greater service anniversary in their year of retirement year receive a service award that is generally available to all associates.  Service awards were suspended in 2009.

Retirees may elect to continue health care benefits generally available to all associates, in accordance with applicable state and Federal laws.  In addition, Retirees receive health care discounts, generally available to all associates, which are negotiated by the Company with preferred health care providers, as allowable by the provider.

Lastly, Retirees may convert their basic company paid life insurance to option life insurance per state and Federal laws and pursuant to the applicable life insurance plan document.

The Retirement Benefit Plan was applicable to Mr. Smith upon his retirement from the Company in August 2009.

Deductibility Cap on Executive Compensation

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1,000,000 to the NEOs. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs, among other requirements, are approved by stockholders, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). For 2009, all of the members of the Compensation Committee qualified as “outside directors.” Our policy is to qualify our incentive compensation programs for full corporate deductibility to the maximum extent feasible and consistent with our overall compensation goals.  All 2009 executive compensation was fully deductible.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Wabash National Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (including through incorporation by reference to this Proxy Statement).

COMPENSATION COMMITTEE

Martin C. Jischke
James D. Kelly
Stephanie K. Kushner
Michael J. Lyons
Larry J. Magee
Thomas J. Maloney
Vineet Pruthi
Scott K. Sorensen
Ronald L. Stewart

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors in 2009 consisted of Dr. Jischke, Ms. Kushner, and Messrs.  Kelly, Lyons, Magee, Maloney, Pruthi, Sorensen and Stewart. None of these individuals is currently, or has ever been, an officer or employee of Wabash or any of our subsidiaries. In addition, during 2009, none of our executive officers served as a member of a board of directors or on the compensation committee of any other entity that had an executive officer serving on our Board of Directors or on our Compensation Committee.

Summary Compensation Table
for the Year Ended December 31, 2009

The following table summarizes the compensation of the NEOs for the year ended December 31, 2009 and for the years ended December 31, 2008 and 2007. The NEOs are the Company’s Chief Executive Officer, current Chief Financial Officer, former Chief Financial Officer and the three other most highly compensated executive officers in 2009 as determined by taking the total compensation calculated pursuant to the table below.

			Non-Equity
			Incentive Plan	Stock	Option	All Other
		Salary	Compensation (2)	Awards (3)	Awards (3)	Compensation (4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
RICHARD J. GIROMINI	2009	533,796	-	498,968	358,911	71,828	1,463,503
President, Chief Executive Officer	2008	620,000	151,776	402,704	358,578	99,582	1,632,640
	2007	620,000	-	233,233	226,946	56,985	1,137,164

ROBERT J. SMITH	2009	192,009	-	8,937	15,411	5,626	221,983
Retired, Senior Vice President —	2008	300,000	42,900	112,635	117,598	22,799	595,932
Chief Financial Officer (until August 31, 2009)	2007	300,000	36,000	87,874	101,300	27,210	552,384

MARK J. WEBER (1)	2009	184,301	-	59,137	37,958	4,452	285,848
Senior Vice President —
Chief Financial Officer

RODNEY P. EHRLICH	2009	253,984	-	111,152	79,022	6,642	450,800
Senior Vice President —	2008	295,000	43,277	97,778	94,279	22,547	552,881
Chief Technology Officer	2007	293,668	30,000	86,339	77,990	26,224	514,221

BRUCE N. EWALD	2009	229,016	-	117,924	98,855	4,927	450,722
Senior Vice President –
Sales and Marketing

TIMOTHY J. MONAHAN	2009	217,823	-	127,246	98,343	4,797	448,210
Senior Vice President —	2008	253,000	39,392	112,276	109,562	19,705	533,935
Human Resources	2007	251,231	30,000	87,089	81,907	22,959	473,186

(1)
Mr. Weber was appointed as  Senior Vice President - Chief Financial Officer, effective August 31, 2009, with an annual salary of $250,000, which in 2009 was $208,125 as a result of the 16.75% reduction discussed previously. The promotion also included his annual short-term incentive target being set at 45% of base salary.  His annual long-term incentive target was set at 80% of base salary.

(2)
Amounts reflected in this column for 2009 reflect that no payment was made under the Company’s 2009 Short-Term Incentive Plan. For additional information on our Short-Term Incentive Plan structure in 2009, see the Compensation Discussion and Analysis above and the Grants of Plan-Based Awards Table below.  Amounts reflected in this column for 2008 reflect the portions of the Short-Term Incentive Plan that were earned by the NEOs, but due to the financial condition of the Company, have not yet been paid.

(3)	Amounts represent the aggregate grant date fair value of grants made to each NEO during 2009, as computed in accordance with FASB ASC Topic 718.

(4)
Amounts in this column consist of: (i) payments with respect to our 401(k) Plan; (ii) payments with respect to term life insurance for the benefit of the respective officer; (iii) payments with respect to the Executive Life Insurance Plan; and (iv) miscellaneous compensation or perquisites. For 2009, the amount for Mr. Giromini includes $63,033 for payments with respect to the Executive Life Insurance Plan.

Grants of Plan-Based Awards
for the Year Ended December 31, 2009

					All Other	All Other
					Stock	Option		Grant
		Estimated Possible Payouts			Awards:	Awards:	Exercise or	Date Fair
		Under Non-Equity Incentive			Number of	Number of	Base	Value of
		Plan Awards (2)			Shares of	Securities	Price of	Stock and
		Threshold	Target	Maximum	Stock or	Underlying	Option	Option
		($)	($)	($)	Units (3)	Options (4)	Awards	Awards (5)
Name	Grant Date (1)	(50)%	(100)%	(200%)	(#)	(#)	($/Sh)	($)
Richard J. Giromini	2/11/09	256,160	512,320	1,024,640	—	—	—	—
	2/11/09	—	—	—	81,971	—	—	294,276
	2/11/09	—	—	—	—	59,228	3.59	124,379

Robert J. Smith	2/11/09	79,625	159,250	318,500	—	—	—	—
	2/11/09	—	—	—	25,480	—	—	91,473
	2/11/09				—	18,410	3.59	38,661

Mark J. Weber	2/11/09	58,410	116,820	233,640	—	—	—	—
	2/11/09	—	—	—	10,240	—	—	36,762
	2/11/09	—	—	—	—	7,357	3.59	15,450

Rodney P. Ehrlich	2/11/09	58,410	116,820	233,640	—	—	—	—
	2/11/09	—	—	—	16,614	—	—	59,644
	2/11/09	—	—	—	—	12,005	3.59	25,211

Bruce N. Ewald	2/11/09	58,410	116,820	233,640	—	—	—	—
	2/11/09	—	—	—	16,614	—	—	59,644
	2/11/09	—	—	—	—	12,005	3.59	25,211

Timothy J. Monahan	2/11/09	58,410	116,820	233,640	—	—	—	—
	2/11/09	—	—	—	16,614	—	—	59,644
	2/11/09	—	—	—	—	12,005	3.59	25,211

(1)
As discussed under “Equity Grant Practices” in the Compensation Discussion and Analysis above, the grant date of equity awards is set by our Board of Directors and is a date that is on or after the Board of Directors or Compensation Committee action approving or ratifying the award.

(2)
These columns show the range of cash payouts targeted for 2009 performance under our Short-Term Incentive Plan as described in the section titled “Short Term Incentive Plan” in the Compensation Discussion and Analysis. No awards were actually paid pursuant to the 2009 Short-Term Incentive Plan; for discussion see the above-referenced section of the Compensation Discussion and Analysis the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

(3)
Amounts represent restricted stock awards granted pursuant to the Wabash National Corporation 2007 Omnibus Incentive Plan that vest in full on the three-year anniversary of the date of grant. The recipient is entitled to receive dividends on the unvested restricted stock when paid at the same rate as holders of our Common Stock.

(4)
Amounts represent stock option awards granted pursuant to the Wabash National Corporation 2007 Omnibus Incentive Plan and vest in three equal installments over the first three anniversaries of the date of grant. Dividends are not paid or accrued on the stock option awards.

(5)	The amounts shown in this column represent the grant date fair market value of restricted stock and option awards granted on February 11, 2009, as determined pursuant to FASB ASC Topic 718.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

For Mr. Giromini, the amounts disclosed in the tables above are in part a result of the terms of his employment agreement. We have no other employment agreements with our NEOs.

Effective January 1, 2007, the Board appointed Mr. Giromini to serve as Chief Executive Officer and his employment agreement was amended. Below is a description of Mr. Giromini’s employment agreements in effect since 2002.

In June 2002, we entered into an employment agreement with Mr. Giromini to serve as Chief Operating Officer effective July 15, 2002 through July 15, 2003. The term of Mr. Giromini’s employment automatically renewed for successive one-year periods unless and until either party provided written notice, not less than 60 days prior to the end of the then current term, of their intent not to renew the agreement. Mr. Giromini’s initial base salary was $325,000 per year, subject to annual adjustments.  On January 1, 2007, in connection with Mr. Giromini becoming our Chief Executive Officer, we entered into an amendment to his employment agreement to provide that Mr. Giromini’s title and duties will be those of the President and Chief Executive Officer. The amendment provides that Mr. Giromini will receive an annual base salary of $620,000 and is eligible for an annual incentive bonus targeted at 80% of his base  for 2009, which was increased to 100% of his base salary by action of the Board taken in February 2010.  This annual incentive bonus target for Mr. Giromini may range from 0% to 200% of base salary and is set at the discretion of the Board on an annual basis. In addition, Mr. Giromini is entitled to payment of an additional sum to enable Mr. Giromini to participate in an executive life insurance program.

A description of the termination provisions, whether or not following a change-in-control, and a quantification of benefits that would be received by Mr. Giromini can be found under the heading “Potential Payments upon Termination or Change-in-Control.”

Outstanding Equity Awards at Fiscal Year-End
December 31, 2009

	Option Awards					Stock Awards
			Equity
			Incentive
			Plan Awards:					Market
	Number of	Number of	Number			Number of		Value of
	Securities	Securities	of Securities			Shares or		Shares or
	Underlying	Underlying	Underlying			Units of		Units of
	Unexercised	Unexercised	Unexercised	Option		Stock That		Stock That
	Options	Options	Unearned	Exercise	Option	Have Not		Have Not
	Exercisable	Unexercisable (1)	Options	Price	Expiration	Vested		Vested (10)
Name	(#)	(#)	(#)	($)	Date	(#)		($)
Richard J. Giromini	—	—	—	—	—	3,151	(2)	5,955
	—	—	—	—	—	5,555	(3)	10,499
	—	—	—	—	—	24,665	(4)	46,617
	—	—	—	—	—	59,201	(5)	111,890
	65,000	—	—	8.65	7/15/2012	—		—
	35,000	—	—	9.03	1/17/2013	—		—
	9,900	—	—	23.90	5/20/2014	—		—
	9,560	—	—	26.93	3/7/2015	—		—
	24,710	—	—	16.81	5/18/2016	—		—
	60,000	30,000	—	14.19	5/24/2017	—		—
	22,676	45,533	—	8.57	2/6/2018	—		—
	—	59,228	—	3.59	2/11/2019	—		—
Robert J. Smith	—	—	—	—	—	—		—
	—	—	—	—	—	—		—
	—	—	—	—	—	—		—
	—	—	—	—	—	—		—
	—	—	—	—	—	—		—
	3,600	—	—	23.90	5/20/2014	—		—
	5,000	—	—	24.65	10/20/2014	—		—
	4,700	—	—	26.93	3/7/2015	—		—
	16,440	—	—	16.81	5/18/2016	—		—
	13,333	—	—	14.19	5/24/2017	—		—
	7,067	—	—	8.57	2/6/2018	—		—
Mark J. Weber	—	—	—	—	—	666	(6)	1,259
	—	—	—	—	—	3,500	(7)	6,615
	—	—	—	—	—	8,900	(8)	16,821
	—	—	—	—	—	10,240	(9)	19,354
	2,000	—	—	20.73	8/8/2015	—		—
	4,660	—	—	16.81	5/18/2016	—		—
	5,000	2,500	—	14.19	5/24/2017	—		—
	2,967	5,933	—	8.57	2/6/2018	—		—
	—	7,357	—	3.59	2/11/2019	—		—

Rodney P. Ehrlich	—	—	—	—	—	1,709	(2)	3,230
	—	—	—	—	—	1,112	(3)	2,102
	—	—	—	—	—	7,283	(4)	13,756
	—	—	—	—	—	14,768	(5)	27,912
	20,000	—	—	9.03	1/17/2013	—		—
	4,800	—	—	23.90	5/20/2014	—		—
	5,180	—	—	26.93	3/7/2015	—		—
	12,550	—	—	16.81	5/18/2016	—		—
	18,000	—	—	14.19	5/24/2017	—		—
	4,600	9,200	—	8.57	2/6/2018	—		—
	—	12,005	—	3.59	2/11/2019	—		—
Bruce N. Ewald	—	—	—	—	—	12,000	(3)	22,680
	—	—	—	—	—	13,800	(4)	26,082
	—	—	—	—	—	16,614	(5)	31,400
	10,000	—	—	25.41	3/21/2015	—		—
	11,150	—	—	16.81	5/18/2016	—		—
	18,000	9,000	—	14.19	5/24/2017	—		—
	4,600	9,200	—	8.57	2/6/2018	—		—
	—	12,005	—	3.59	2/11/2019	—		—
Timothy J. Monahan	—	—	—	—	—	1,416	(2)	2,676
	—	—	—	—	—	1,667	(3)	3,151
	—	—	—	—	—	4,983	(4)	9,418
	—	—	—	—	—	11,999	(5)	22,678
	10,000	—	—	20.15	10/27/2013	—		—
	4,200	—	—	23.90	5/20/2014	—		—
	4,290	—	—	26.93	3/7/2015	—		—
	10,590	—	—	16.81	5/18/2016	—		—
	18,000	9,000	—	14.19	5/24/2017	—		—
	4,600	9,200	—	8.57	2/6/2018	—		—
	—	12,005	—	3.59	2/11/2019	—		—

(1)	The vesting date of each service-based option award that is not otherwise fully vested is listed in the table below by expiration date:

Expiration Date	Vesting Schedule and Date
5/24/2017	May 24, 2010
2/6/2018	Two equal installments on February 6, 2010 and 2011
2/11/2019	Three equal installments on February 11, 2010, 2011 and 2012

With regard to Messrs. Giromini, Smith, Ehrlich, Ewald and Monahan, stock options are subject to accelerated vesting as they are retirement eligible in accordance with the Company’s Retirement Benefit Plan and the 2007 Omnibus Incentive Plan. Their options will vest on January 1 in the year the options would otherwise vest, and the vesting dates above represent when they may be exercised.

(2)	Vested on January 1, 2010, as retirement eligible in accordance with the Retirement Benefit Plan and the 2007 Omnibus Incentive Plan.
(3)	Vest on May 24, 2010, as retirement eligible in accordance with the Retirement Benefit Plan and the 2007 Omnibus Incentive Plan.
(4)	Vest on a pro-rata basis over the three-year vesting period until February 6, 2011 as retirement eligible in accordance with the Retirement Benefit Plan and the 2007 Omnibus Incentive Plan.
(5)	Vest on a pro-rata basis over the three-year vesting period until February 11, 2012 as retirement eligible in accordance with the Retirement Benefit Plan and the 2007 Omnibus Incentive Plan.
(6)	Vest on August 8, 2010.
(7)	Vest on May 24, 2010.
(8)	Vest on February 6, 2011.
(9)	Vest on February 11, 2012.
(10)	Calculated by multiplying the closing price of our Common Stock on December 31, 2009, or $1.89, by the number of shares.

The following table sets forth information concerning the exercise of options and the vesting of stock awards during 2009 by each of the NEOs:

Option Exercises and Stock Vested

	Option Awards		Stock Awards (1)
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
Richard J. Giromini	—	—	42,105	78,455
Robert J. Smith	—	—	15,202	31,610
Mark J. Weber	—	—	1,826	2,900
Rodney P. Ehrlich	—	—	9,952	22,028
Bruce N. Ewald	—	—	2,770	4,238
Timothy J. Monahan	—	—	15,862	30,435

(1)	Values are based on the closing stock price on the date of vesting.

Eligible highly-compensated employees, including the NEOs, may defer receipt of all or part of their cash compensation (base salary and annual incentive compensation) under the non-qualified deferred compensation plan. Amounts deferred under this program are invested among the investment funds listed in the Service Agreement for the program from time to time pursuant to the participant’s direction and participants become entitled to the returns on those investments. Prior to 2008, participants could elect to receive the funds in a lump sum or in up to 10 annual installments following retirement, but could not make withdrawals during their employment, except in the event of hardship as approved by the Company. A new plan, effective January 1, 2008, allows limited in-service distributions. The deferred compensation plan is unfunded and subject to forfeiture in the event of bankruptcy.

The following table sets forth information concerning NEOs’ contributions and earnings with respect to the Company’s non-qualified deferred compensation plan:

Non-Qualified Deferred Compensation

	Executive	Registrant		Aggregate
	Contribution in	Contributions in	Aggregate Earnings	Withdrawals /	Aggregate Balance
	last FY (1)	last FY (2)	in last FY	Contributions	at Last FYE (3)
Name	($)	($)	($)	($)	($)
Richard J. Giromini	26,742	—	99,043	—	368,314
Robert J. Smith	17,349	—	38,517	—	174,225
Mark J. Weber	14,827	—	16,613	—	87,642
Rodney P. Ehrlich	25,502	—	42,008	—	237,708
Bruce N. Ewald	—	—	9,947	—	50,353
Timothy J. Monahan	—	—	(6,932)	—	151,623

(1)	Amounts reflected in this column represent a portion of each NEO’s salary deferred in 2009. These amounts are also included in the salary column in the Summary Compensation Table above.

(2)	The Company suspended the Company’s NQP match on September 1, 2008.

(3)
The following represents the extent to which the amounts reported in the aggregate balance column were previously reported as compensation to our NEOs in our Summary Compensation Tables in 2009 and prior years:

Name	2009 ($)	Prior Years ($)
Richard J. Giromini	26,742	284,680
Robert J. Smith	17,349	167,940
Mark J. Weber	14,827	85,918
Rodney P. Ehrlich	25,502	225,649
Bruce N. Ewald	—	56,867
Timothy J. Monahan	—	210,349

Potential Payments on Termination or Change-in-Control

The section below describes the payments that may be made to NEOs in connection with a change-in-control or pursuant to certain termination events.

Executive Severance Plan.  In the absence of an employment agreement that provides for superior benefits, our Executive Severance Plan provides severance benefits to our officers, including our NEOs, in the event we terminate their employment without cause. Under this plan, our NEOs are eligible for a severance payment, on a bi-weekly basis, equal to the NEO’s base salary for a period of one month or, if the executive executes a general release, for a period of up to 18 months. In addition to the severance payment, the executive is entitled to receive a lump sum amount equal to his or her COBRA healthcare premiums for the duration of the severance period.

Change-in-Control.  We provide severance pay and benefits in connection with a “change-in-control” and Qualifying Termination, as defined below, to the Company’s Section 16 Officers, including all of the NEOs, in accordance with the terms of a change-in-control policy that we adopted in May 2008. Benefits under the policy are payable in the event of a termination within twelve months after a change-in-control that is either by Wabash “without cause” or by the executive for “good reason” (a “Qualifying Termination”). In the case of Mr. Giromini, he will not receive payments under our change-in-control policy if he is entitled to greater benefits under the terms of his employment agreement, as described below. An executive must execute a release in favor of the Company to receive benefits under the policy.

Our equity incentive plans provide that, upon a corporate transaction, all outstanding shares of restricted stock and all stock units shall vest in full. All outstanding stock options and stock appreciation rights shall either (i) become immediately exercisable for a period of fifteen days prior to the scheduled consummation of the corporate transaction or (ii) our Board may elect, in its sole discretion, to cancel any outstanding awards of stock options, restricted stock, stock units and/or stock appreciation units and pay to the holder, in the case of restricted stock or stock units, an amount equal to the per share corporate transaction consideration or, in the case of stock options or stock appreciation rights, an amount equal to the number of shares of stock subject to the stock option or stock appreciation right multiplied by the difference of the per share corporate transaction consideration and the exercise price of the stock option or stock appreciation price. Accelerated vesting upon a “corporate transaction” will not occur to the extent that provision is made in writing in connection with the corporate transaction for the assumption or continuation of the outstanding awards, or for the substitution of such outstanding awards for similar awards relating to the stock of the successor entity, or a parent or subsidiary of the successor entity, with appropriate adjustments to the number of shares of stock that would be delivered and the exercise price, grant price or purchase price relating to any such award.

For this purpose, a “corporate transaction” is generally defined as our dissolution or liquidation or a merger, consolidation, or reorganization between us and one or more other entities in which we are not the surviving entity; a sale of substantially all of our assets to another person or entity; or any transaction that results in any person or entity, other than persons who are stockholders or affiliates immediately prior to the transaction, owning 50% or more of the combined voting power of all classes of our stock.

In the case of Mr. Giromini, the benefits under the policy upon a Qualifying Termination are a severance payment of two times base salary plus two times his target bonus for the year in which the Qualifying Termination occurs. In addition, a payment will be made for a pro-rata portion of his target bonus for the current year, and health benefits will be continued for two years (or until comparable coverage is obtained by him).

In the case of our NEOs, other than Mr. Giromini, the benefits under the policy upon a Qualifying Termination are a severance payment of one and one-half times base salary plus one and one-half times the executive’s target bonus for the year in which the Qualifying Termination occurs. In addition, a payment will be made for a pro-rata portion of the executive’s target bonus for the current year, and health benefits will be continued for one and one-half years (or until comparable coverage is obtained by the executive).

Mr. Giromini’s Agreement.  Mr. Giromini’s employment agreement has certain provisions that provide for payments to him in the event of the termination of his employment or in the event of a termination of his employment in connection with a change-in-control.

•
Termination for cause or without good reason — In the event that Mr. Giromini’s employment is terminated for “cause” or he terminates employment without “good reason” (each as defined below), we will pay the compensation and benefits otherwise payable to him through the termination date of his employment. However, Mr. Giromini shall not be entitled to any bonus payment for the fiscal year in which he is terminated for cause.

•
Termination by reason of death or disability — If Mr. Giromini’s employment is terminated by reason of death or disability, we are required to pay to him or his estate, as the case may be, the compensation and benefits otherwise payable to him through his date of termination, and a pro-rated bonus payment for the portion of the year served. In addition, Mr. Giromini, or his estate, will maintain all of his rights in connection with his vested options.

•
Termination without cause or for good reason — In the event that we terminate Mr. Giromini’s employment without “cause,” or he terminates employment for “good reason,” we are required to pay to him his then current base salary for a period of two years. During such two-year period, or until Mr. Giromini is eligible to receive benefits from another employer, whichever is longer, the Company will provide for his participation in a health plan and such benefits will be in addition to any other benefits due to him under any other health plan. In addition, Mr. Giromini will maintain his rights in connection with his vested options. Furthermore, if Mr. Giromini’s termination occurs at our election without cause, he is entitled to receive a pro-rata portion of his bonus for the year in which he is terminated.

•
Termination without cause or for good reason in connection with a change-in-control — In the event that we terminate Mr. Giromini’s employment without “cause,” or he terminates employment for “good reason,” within 180 days of a “change of control” (as defined below) we are required to pay to him a sum equal to three times his then base salary plus his target bonus for that fiscal year. We are also required to pay to him the compensation and benefits otherwise payable to him through the last day of his employment. In addition, any unvested stock options or restricted stock held by Mr. Giromini shall immediately and fully vest upon his termination. Furthermore, at our election, we are required to either continue Mr. Giromini’s benefits for a period of three years following his termination or pay him a lump sum payment equal to three years’ premiums (at the rate and coverage level applicable at termination) under our health and dental insurance policy plus three years’ premiums under our life insurance policy. Any change of control payment that becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax, including any additional excise tax, interest or penalties imposed on the restorative payment, requires that we make an additional restorative payment to Mr. Giromini that will fund the payment of such taxes, interest and penalties.

The payments and benefits payable to Mr. Giromini described above are contingent upon his execution of a negotiated general release of all claims. Mr. Giromini has also agreed not to compete with us during the term of his agreement and for a period of two years after termination for any reason.

As provided for under the Company’s change-in-control policy and his employment agreement, Mr. Giromini, upon a change-in-control, is entitled to receive benefits under either the change-in-control policy or his employment agreement, but not both.

For purposes of Mr. Giromini’s employment agreement, the following definitions apply:

•	“Cause” means:

•
The willful and continued failure to perform the executive’s principal duties (other than any such failure resulting from vacation, leave of absence, or incapacity due to injury, accident, illness, or physical or mental incapacity) as reasonably determined by the Board in good faith after the executive has been given written, dated notice by the Board specifying in reasonable detail his failure to perform and specifying a reasonable period of time, but in any event not less than twenty (20) business days, to correct the problems set forth in the notice;

•	The executive’s chronic alcoholism or addiction to non-medically prescribed drugs;

•	Theft or embezzlement of the Company’s money, equipment, or securities by the executive;

•	The executive’s conviction of, or the entry of a pleading of guilty or nolo contendere to, any felony or misdemeanor involving moral turpitude or dishonesty; or

•	The executive’s material breach of the employment agreement, and the failure to cure such breach within ten (10) business days of written notice thereof specifying the breach.

•	“Change of Control” means:

•	Any person becomes the beneficial owner of 50% or more of the combined voting power of our outstanding Common Stock;

•
During any two-year period, individuals who at the beginning of such period constitute the Board of Directors, including any new director whose election resulted from a vacancy on the Board of Directors caused by the mandatory retirement, death, or disability of a director and was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority of the Board of Directors;

•
We consummate a merger or consolidation with or into another company, the result of which is that our stockholders at the time of the execution of the agreement to merge or consolidate own less than 80% of the total equity of the company surviving or resulting from the merger or consolidation, or of a company owning 100% of the total equity of such surviving or resulting company;

•	The sale in one or a series of transactions of all or substantially all of our assets;

•
Any person has commenced a tender or exchange offer, or entered into an agreement or received an option to acquire beneficial ownership of 50% or more of our common stock, unless the Board of Directors has made a reasonable determination that such action does not constitute and will not constitute a change of control; or

•
There is a change of control of a nature that would generally be required to be reported under the requirements of the Securities and Exchange Commission, other than in circumstances specifically covered above.

•	“Good Reason” means:

•	A material diminishment of an executive’s position, duties, or responsibilities;

•
The assignment by us to the executive of substantial additional duties or responsibilities that are inconsistent with the duties or responsibilities then being carried out by the executive and which are not duties of an executive nature;

•	Material fraud on our part;

•
Discontinuance of the active operation of our business, or our insolvency, or the filing by or against us of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law; and

•	As to Mr. Giromini, a material breach of his employment agreement by us, and our failure to cure such breach within 20 business days of written notice specifying the breach.

Payment and Benefit Estimates

The table below was prepared to reflect the estimated payments that would have been made pursuant to the policies and agreements described above. Except as otherwise noted, the estimated payments were calculated as though the applicable triggering event occurred and the NEO’s employment was terminated on December 31, 2009, using the share price of $1.89 of our Common Stock as of December 31, 2009.  Mr. Smith is not included in the table because he retired in August 2009.

		Accelerated Vesting of Equity Value				Parachute
	Aggregate			Welfare	Life	Tax
	Severance	Restricted	Stock	Benefits	Insurance	Gross-up
	Pay	Stock	Options	Continuation	Benefit	Payment	Total
Executive	($)	($)	($)	($)	($)	($)	($)
Richard J. Giromini
Termination without cause or by executive for good reason	2,264,640	--	--	145,508	--	--	2,377,508
Termination following a change-in-control	2,561,420	174,961	--	218,262	--	737,608	3,675,931
Change-in-Control	--	174,961	--	--	--	--	174,961
Termination as the Result of Death	--	--	--	--	2,518,064	--	2,518,064

Mark J. Weber
Termination without cause or by executive for good reason	375,000	--	--	17,516	--	--	392,516
Termination following a change-in-control	550,230	44,048	--	11,678	--	--	599,476
Change-in-Control	--	44,048	--	--	--	--	44,048

Rodney P. Ehrlich
Termination without cause or by executive for good reason	442,500	--	--	14,645	--	--	457,145
Termination following a change-in-control	617,730	69,764	--	9,763	--	--	721,152
Change-in-Control	--	69,764	--	--	--	--	69,764

Bruce N. Ewald
Termination without cause or by executive for good reason	399,000	--	--	20,872	--	--	419,872
Termination following a change-in-control	574,230	80,163	--	13,914	--	--	672,627
Change-in-Control	--	80,163	--	--	--	--	80,163

Timothy J. Monahan
Termination without cause or by executive for good reason	379,500	--	--	14,387	--	--	393,887
Termination following a change-in-control	554,730	37,923	--	9,591	--	--	597,789
Change-in-Control	--	37,923	--	--	--	--	37,923

General Assumptions

•	The amounts shown do not include distributions of plan balances under the Wabash National Deferred Compensation Plan. Those amounts are shown in the Nonqualified Deferred Compensation table.
•	No payments or benefits are payable or due upon a voluntary termination or termination for cause, other than amounts already earned.
•	Bonus amounts payable are at the target level.

Equity-based Assumptions

•	For all NEOs, the vesting of all service-based restricted stock accelerates in full for terminations following a change of control event.
•
For all NEOs, all unexercisable options accelerate and become exercisable upon termination following a change of control event; however, as of December 31, 2009, all such unexercisable shares of the NEOs had no value upon their becoming exercisable on such date.

•
For all NEOs, for a change of control that is not accompanied by a termination of employment, the event constitutes a corporate transaction under our equity incentive plans, the equity awards are not assumed or substituted for and the vesting of all equity awards accelerates in full.

Equity Compensation Plan Information

The following table summarizes information regarding our equity compensation plan as of December 31, 2009:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (2)	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (3)
Equity Compensation Plans Approved by Security Holders (1)	1,997,074	$ 12.42	547,377
_________________

(1)	There are no equity compensation plans that are not approved by the Company’s shareholders. As a result, the numbers and value shown reflect all equity compensation plans.

(2)
Consists of shares of Common Stock to be issued upon exercise of outstanding options granted under the Wabash National Corporation 2007 Omnibus Incentive Plan.  There are no securities that are currently issuable under the Wabash National Corporation Directors and Executives Deferred Compensation Plan, and the number of securities available for grant under that plan is indeterminable as that number is dependent upon future deferrals by eligible participants.

(3)
Consists of shares of Common Stock available for future issuance pursuant to the Wabash National Corporation 2007 Omnibus Incentive Plan.  There were a total of 547,377 shares of Common Stock available as of December 31, 2009 for future issuance under this plan pursuant to grants in the form of restricted stock, stock units, unrestricted stock, options and other incentive awards, subject to certain limitations in the plan.  Of the 547,377 shares of Common Stock available as of December 31, 2008 for future issuance, 268,313 are available as restricted stock in that the Wabash National Corporation 2007 Omnibus Incentive Plan states that “the aggregate number of shares of Stock which cumulatively may be available for issuance pursuant to Awards other than Awards of options or SARs [Stock Appreciation Rights] shall not exceed one million two hundred fifty thousand (1,250,000).”

Restricted Stock Grants

We have issued an aggregate of 323,070 shares of restricted stock pursuant to the Wabash National Corporation 2004 Stock Incentive Plan, of which 94,697 were forfeited or otherwise cancelled, and 201,690 vested on or before December 31, 2009, with 26,683 remaining subject to forfeiture as of that date.  We have issued an aggregate of 1,200,294 shares of restricted stock pursuant to the Wabash National Corporation 2007 Omnibus Incentive Plan, of which 320,351 were forfeited or otherwise cancelled, and 175,162 vested on or before December 31, 2009, with 704,781 remaining subject to forfeiture as of that date.

PROPOSAL 2

Amendment of Our Certificate of Incorporation,

Our Board has adopted, subject to stockholder approval, an amendment to our Certificate of Incorporation, as amended, to increase the number of our authorized shares of common stock, par value $.01 per share, from 75,000,000 shares to 200,000,000 shares and correspondingly, to increase the total number of authorized shares of all classes of capital stock from 100,000,000 to 225,000,000 shares, which includes 25,000,000 shares of preferred stock, par value $.01 per share.  The amendment will not change the number of authorized shares of our preferred stock.  If approved by the Company’s stockholders, the first sentence of Article FOURTH of the Company’s Certificate of Incorporation, as amended, would be deleted and replaced with the following:

“I. The total number of shares of all classes of stock that the Corporation has authority to issue is 225,000,000 shares, having an aggregate par value of $2,250,000 of which 200,000,000 shares of the par value of $.01 per share amounting in aggregate par value to $2,000,000 shall be Common Stock, and 25,000,000 shares of the par value of $.01 per share amounting in aggregate par value to $250,000 shall be Preferred Stock.”

Such amendment would become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware.  We intend to file such certificate of amendment immediately after the Annual Meeting if the stockholders approve this proposal.

Purpose of Increasing the Number of Authorized Shares of Common Stock

Our Board believes that an increase in the number of authorized shares of common stock is desirable and in the best interests of the stockholders because it will provide the Company with greater flexibility to use our capital stock to support future corporate activities such as capital raising activities, issuances under stock incentive plans and other general corporate purposes.

As of March 18, 2010, there were 31,109,898 shares of our common stock outstanding, including stock awards under our equity compensation plans totaling 663,765 shares.  In addition, as of that date (i) options to purchase 1,968,319 shares were outstanding under our equity compensation plans; and (ii) a warrant convertible to 24,762,636 shares of our common stock.

The authorization of a total of 225 million shares of common stock would give the Board the express authority, without further action of stockholders (unless stockholder action or approval were specifically required by applicable law or under rules of the New York Stock Exchange) to issue such shares of common stock from time to time as the Board deems necessary or advisable.  The Company has no current plans or proposals to issue any portion of the additional shares of common stock covered by this proposal.

The issuance of any additional shares of common stock may, depending on the circumstances under which the shares are issued, reduce stockholders’ equity per share and, unless additional shares are issued to all stockholders on a pro rata basis, will reduce the percentage ownership of common stock of existing shareholders. Accordingly, if our Board elects to issue additional shares of common stock, such issuance could have a dilutive effect on any earnings per share and on the voting power of current shareholders. Adoption of this proposal would not otherwise affect the rights of current holders of outstanding common stock.

While the proposed increase in our authorized capital stock could be construed as having anti-takeover effects, we do not view this proposal in that perspective.  Nevertheless, we could use additional shares to frustrate persons seeking to effect a takeover or otherwise gain control of us.  In addition, without the additional authorized shares sought through this proposal the Company would not be able to issue all of the shares that could become issuable if the rights under our existing stockholder rights plan become exercisable. Adding these additional authorized shares may make our existing stockholder rights plan, and any future stockholder rights plan we may adopt, a greater deterrence to takeover activity.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION DESCRIBED ABOVE.

PROPOSAL 3

Ratification of Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Ernst & Young LLP the independent registered public accounting firm for the Company for the year ending December 31, 2010. Ernst & Young acted as our independent auditors for the year ended December 31, 2009. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions. The Audit Committee is responsible for hiring, compensating and overseeing the independent registered public accounting firm, and reserves the right to exercise that responsibility at any time. If the appointment of Ernst & Young is not ratified by the stockholders, the Audit Committee is not obligated to appoint another registered public accounting firm, but the Audit Committee will give consideration to such unfavorable vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accounting Fees and Services

The fees billed by Ernst & Young for professional services provided to us for the years ended December 31, 2009 and December 31, 2008 were as follows:

FEE CATEGORY	2009	2008
($ in thousands)
Audit Fees	$1,120	$1,290
Audit-Related Fees	21	14
Tax Fees	2	2
All Other Fees	1	2
Total Fees	$1,144	$1,308

Audit Fees.  Consist of fees billed for professional services rendered for the audit of our consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports and services provided by Ernst & Young in connection with our securities offerings and registration statements.

Audit-Related Fees.  Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In 2009 and 2008, these services included audits of benefit plans, accounting consultation and other audit-related services.

Tax Fees.  Consist of fees billed for professional services for tax compliance, tax advice and tax planning.

All Other Fees.  Consists of fees for services provided by Ernst & Young that are not included in the service categories reported above.

In 2009, all Ernst & Young fees were pre-approved by the Audit Committee pursuant to the policy described below. After consideration, the Audit Committee has concluded that the provision of non-audit services by Ernst & Young to Wabash is compatible with maintaining the independence of Ernst & Young.

Pre-Approval Policy for Audit and Non-Audit Fees

The Audit Committee has sole authority and responsibility to select, evaluate and, if necessary, replace the independent auditor. The Audit Committee has sole authority to approve all audit engagement fees and terms, and the Committee, or a member of the Committee, must pre-approve any non-audit service provided to the Company by the Company’s independent auditor. The Committee reviews the status of each engagement at its regularly scheduled meetings. In 2009, the Committee pre-approved all services provided by the independent auditor. The independent auditor provides an engagement letter in advance of the meeting of the Audit Committee that occurs in connection with our annual meeting of stockholders, outlining the scope of the audit and related audit fees.

Audit Committee Report

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT.

The Audit Committee of the Board of Directors in 2009 consisted of Ms. Kushner, Dr. Jischke, and Mr. Sorensen. The Committee’s responsibilities are described in a written charter adopted by the Board of Directors in February 2003. The charter is available on our website at www.wabashnational.com or by writing to us at Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903.

As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management our audited consolidated financial statements for the year ended December 31, 2009;

•
Discussed with Ernst & Young, our independent auditors for 2009, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
Received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.

On the basis of these reviews and discussions, the Audit Committee recommended that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

AUDIT COMMITTEE

Stephanie K. Kushner
Martin C. Jischke
Scott K. Sorensen

General Matters

Availability of Certain Documents

A copy of our 2009 Annual Report on Form 10-K is enclosed with the mailing of this Proxy Statement. You also may obtain additional copies without charge and without the exhibits by writing to: Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903. These documents also are available through our website at www.wabashnational.com.

The charters for our Audit, Compensation, and Nominating and Corporate Governance Committees, as well as our Corporate Governance Guidelines and our Codes of Business Conduct and Ethics, are available on the Investors page of the Company Info section of our website at www.wabashnational.com and are available in print without charge by writing to: Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903.

Stockholder Proposals and Nominations

Stockholder Proposals for Inclusion in 2011 Proxy Statement. To be eligible for inclusion in the proxy statement for our 2011 annual meeting, stockholder proposals must be received by the Company’s Corporate Secretary no later than the close of business on December 14, 2010. Proposals should be sent to Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903 and follow the procedures required by Rule 14a-8 of the Securities Exchange Act of 1934.

Stockholder Director Nominations and other Stockholder Proposals for Presentation at the 2011 Annual Meeting.  Under our Bylaws, written notice of stockholder nominations to the Board of Directors and any other business proposed by a stockholder that is not to be included in our proxy statement must be delivered to the Company’s Corporate Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any stockholder who wishes to have a nomination or other business considered at the 2011 annual meeting of stockholders must deliver a written notice (containing the information specified in our Bylaws regarding the stockholder, the nominee and the proposed action, as appropriate) to the Company’s Corporate Secretary between January 13, 2011 and February 12, 2011. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote. A nomination or other proposal will be disregarded if it does not comply with the above procedure and any additional requirements set forth in our Bylaws. Please note that these requirements are separate from the SEC’s requirements to have your proposal included in our proxy materials.

Directions to the Annual Meeting

Directions to the 2010 Annual Meeting of Stockholders, to be held at the University Plaza Hotel, located at 3001 Northwestern Avenue, West Lafayette, Indiana, 47906, are set forth below:

Directions from Indianapolis and other points south of West Lafayette:

Take I-65 North toward Chicago to Lafayette Exit 175. Turn left (south) on St. Rd. 25 to U.S. 52. Turn right on U.S. 52, drive approximately 3.5 miles to Cumberland Avenue. Northwestern Avenue will merge in from left. Turn left at Cumberland Avenue stop light. Proceed to University Plaza Hotel.

Directions from Chicago and other points north of West Lafayette:

Take I-65 South to Exit 193 (approx. 60 miles). Turn right (south) on U.S. 231 and travel approximately 15 miles to US 52. Turn left onto US 52, drive approximately 5 miles to Cumberland Avenue. Turn right at the Cumberland Avenue stop light. Proceed to University Plaza Hotel.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present at the Annual Meeting any matters other than those described in this Proxy Statement and does not know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by the stockholders, proxies in the enclosed form returned to Wabash will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors

-s- Erin J. Roth
Erin J. Roth
Vice President - General Counsel and Corporate Secretary

April 14, 2010